Exhibit 99.5
PRO FORMA VALUATION REPORT
STANDARD CONVERSION

First Northwest Bancorp │Port Angeles, Washington
PROPOSED HOLDING COMPANY FOR:
First Federal Savings and Loan Association of Port Angeles Port Angeles, Washington

Dated as of February 14, 2014

1100 North Glebe Road Suite 600
Arlington, Virginia 22201
703.528.1700
rpfinancial.com

February 14, 2014
Board of Directors
First Federal Savings and Loan Association of Port Angeles
105 West Eighth Street
Port Angeles, Washington 98362
Members of the Board of Directors:
At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below.
This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Washington Department of Financial Institutions (“DFI”) and applicable regulatory interpretations thereof.
Description of Plan of Conversion
The Board of Directors of First Federal Savings and Loan Association of Port Angeles, Port Angeles, Washington (“First Federal” or the “Bank”) adopted a plan of conversion on May 22, 2012, which was subsequently amended on November 20, 2012. Pursuant to the plan of conversion, the Bank will convert from a state chartered mutual savings bank form of organization to a state chartered fully stock form and become a wholly owned subsidiary of First Northwest Bancorp (“First Northwest Bancorp” or the “Company”) a newly formed Washington corporation. The Company will own all of the outstanding shares of the Bank. Following the completion of the offering, First Northwest Bancorp will be a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System (the “FRB”).
Pursuant to the plan of conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering, syndicated offering, or in a separate firm commitment underwritten public offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of First Federal and the balance of the net proceeds will be retained by the Company.

Board of Directors
February 14, 2014

At this time, no other activities are contemplated for First Northwest Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, First Northwest Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
The plan of conversion provides for the establishment of a new charitable foundation, First Federal Community Foundation (the “Foundation”). The Foundation will be funded with First Northwest Bancorp common stock contributed by the Company and $400,000 cash in a total amount equal to 8.0% of the shares sold in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which First Federal operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.
RP® Financial, LC.
RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
In preparing the Appraisal, we have reviewed First Northwest Bancorp’s and the Bank’s regulatory applications, including the prospectus as filed with the FRB, the DFI, the FDIC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with First Federal’s management, Breyer and Associates PC, First Federal’s conversion counsel; and Sandler O’Neill + Partners, L.P., which has been retained as the financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
We have investigated the competitive environment within which First Federal operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions, generally, and analyzed the potential impact of such developments on First Federal and the industry as a whole; to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to

Board of Directors
February 14, 2014

the pro forma market value of First Northwest Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared First Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
The Appraisal is based on First Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers First Federal only as a going concern and should not be considered as an indication of the Bank’s liquidation or control value.
Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that First Federal intends to remain an independent institution and there are no current plans for selling control as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.
The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
It is our opinion that, as of February 14, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and including the contribution to the Foundation is $96,800,000 at the midpoint, equal to 9,680,000 shares at $10.00 per share. The resulting range of value and pro forma shares are based on $10.00 per share and includes the contribution to the Foundation, which is set forth in the table on the following page. The Foundation will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by the Company in the offering.
Based on the pro forma valuation, the number of shares of common stock offered for sale will range from a minimum of 7,650,000 shares to a maximum of 10,350,000 shares, with a midpoint offering of 9,000,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $76,500,000 to a maximum of

Board of Directors
February 14, 2014

$103,500,000 with a midpoint of $90,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 11,902,500 shares (the “supermaximum”) equal to an offering of $119,025,500 at the offering price of $10.00 per share.

First Northwest Bancorp
Standard Conversion Offering @ $90.0 Million Midpoint

		Offering	Foundation
	Total Shares	Shares	Shares
Shares
Supermaximum	12,814,700	11,902,500	912,200
Maximum	11,138,000	10,350,000	788,000
Midpoint	9,680,000	9,000,000	680,000
Minimum	8,222,000	7,650,000	572,000

Distribution of Shares
Supermaximum	100.00%	92.88%	7.12%
Maximum	100.00%	92.93%	7.07%
Midpoint	100.00%	92.98%	7.02%
Minimum	100.00%	93.04%	6.96%

Aggregate Market Value(1)
Supermaximum	$128,147,000	$119,025,000	$9,122,000
Maximum	111,380,000	103,500,000	7,880,000
Midpoint	96,800,000	90,000,000	6,800,000
Minimum	82,220,000	76,500,000	5,720,000

(1) Based on offering price of $10.00 per share.
Limiting Factors and Considerations
The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of First Northwest Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.
The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the consolidated financial condition and operations of First Northwest

Board of Directors
February 14, 2014

Bancorp as of or for the periods ended December 31, 2013, the date of the financial data included in the prospectus.
RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.
The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of First Northwest Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of First Northwest Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ William E. Pommerening

William E. Pommerening
Managing Director

/s/James J. Oren

James J. Oren
Director

RP® Financial, LC.

TABLE OF CONTENTS
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.2
Establishment of a Charitable Foundation	I.2
Strategic Overview	I.3
Balance Sheet Trends	I.4
Income and Expense Trends	I.8
Interest Rate Risk Management	I.12
Lending Activities and Strategy	I.13
Asset Quality	I.18
Funding Composition and Strategy	I.19
Subsidiaries	I.20
Legal Proceedings	I.20

CHAPTER TWO MARKET AREA ANALYSIS

Introduction	II.1
National Economic Factors	II.2
Interest Rate Environment	II.4
Market Area Demographics	II.5
Local Economy	II.7
Employment Sectors	II.9
Unemployment Trends	II.10
Real Estate Trends	II.10
Market Area Deposit Characteristics	II.11
Market Area Deposit Competition	II.13

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.8
Loan Composition	III.11
Credit Risk	III.13
Interest Rate Risk	III.16
Summary

RP® Financial, LC.

TABLE OF CONTENTS
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington
(continued)

PAGE
DESCRIPTION	NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.8
A. The Public Market	IV.9
B. The New Issue Market	IV.13
C. The Acquisition Market	IV.13
8. Management	IV.16
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.17
Valuation Approaches	IV.17
1. Price-to-Earnings (“P/E”)	IV.19
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.21
Comparison to Recent Offerings	IV.22
Valuation Conclusion	IV.22

RP® Financial, LC.
LIST OF TABLES
First Federal Savings and Loan Association of Port Angeles
Port Angeles, Washington

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Information	II.6
2.2	Primary Market Area Employment Sectors	II.9
2.3	Market Area Unemployment Trends	II.10
2.4	Deposit Summary	II.12
2.5	Market Area Counties Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Inc as a % of Average Assets and Yields, Costs, Spreads	III.8
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.15

4.1	Pricing Characteristics and After-Market Trends	IV.14
4.2	Market Pricing Comparatives	IV.15
4.3	Valuation Adjustments	IV.17
4.4	Derivation of Core Earnings	IV.19
4.5	Public Market Pricing	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis
Introduction
First Federal Savings and Loan Association of Port Angeles (“First Federal” or the “Bank”) is a state chartered mutual savings bank primarily serving the North Olympic Peninsula (the “Peninsula”) region of Washington through nine full-service banking offices. The Bank conducts business through its headquarters office in Port Angeles, Washington and 8 full-service offices within Clallam, Jefferson, and Kitsap Counties of Washington. The Bank also maintains a loan production office (“LPO”) in Whatcom County, Washington. A map of the Bank’s branch network is shown in Exhibit I-1.
In addition to the traditional retail branches, the Bank delivers its banking products and services through alternative delivery methods including direct deposit, ATMs and debit and check card services, overdraft protection, telephone and Internet banking, remote deposit capture, and notary and merchant services, providing customers multiple channels to access their accounts. The Bank has served customers on the Peninsula since its founding in 1923.
First Federal’s primary business activity consists of accepting deposit accounts from the general public and investing those deposits, together with funds generated from operations and borrowings in first lien 1-4 family residential mortgage loans, commercial and multi-family real estate loans, commercial business loans, residential construction and lot loans, and consumer loans, consisting primarily of home equity loans and lines of credit. The Bank also invests in securities, primarily mortgage-backed securities (“MBS”) issued or guaranteed by U.S. government agencies, securities issued by government sponsored agencies and obligations of state and political subdivisions. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to comprehensive regulation, supervision and examination by the Washington Department of Financial Institutions (“DFI”) and the FDIC.
First Federal operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in the regional market area, thereby attracting deposits from the general public and using those funds, to originate loans to customers and invest in securities. At December 31, 2013, the Bank reported $786.0 million of total assets, $469.3 million in loans, $600.4 million of deposits and equity of $79.3 million, equal to 10.09% of total assets. For the 12 months ended December 31, 2013, the Bank reported net income of

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$2.9 million, indicating to a return on average assets of 0.38%. The Bank’s audited financial statements are included by reference as Exhibit I-2 and key operating ratios are shown in Exhibit I-3.
Plan of Conversion
The Board of Directors of First Federal adopted a plan of conversion on May 22, 2012, which was subsequently amended on November 20, 2012. Pursuant to the plan of conversion, the Bank will convert from a state chartered mutual savings bank form of organization to a state chartered fully stock form and become a wholly owned subsidiary of First Northwest Bancorp (“First Northwest Bancorp” or the “Company”) a newly formed Washington corporation. The Company will own all of the outstanding shares of the Bank. Following the completion of the offering, First Northwest Bancorp will be a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System (the “FRB”).
At this time, no other activities are contemplated for First Northwest Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, First Northwest Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
Establishment of a Charitable Foundation
In order to continue and enhance the Bank’s long-standing commitment to the local communities and historically strong community service, First Northwest Bancorp intends to establish a charitable foundation, the First Federal Community Foundation (the “Foundation”), as a non-stock Washington corporation in connection with the conversion. The Company will fund the Foundation with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received in the offering. The Foundation will make grants and donations to qualified charitable organizations and/or public entities in the communities in which First Federal maintains full-service branches. The Foundation will be established in 2014 and it is anticipated that the Foundation will distribute at least 5% of its net investment assets each year. The Foundation will allow the local communities to share in the anticipated future success of the Company through cash dividends payable on the common stock and potential appreciation of the value of the common stock, as

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I.3

well as enable the Company and its related entities to develop a unified charitable donation strategy.
Strategic Overview
First Federal originally began serving the Peninsula in 1923 under the name Lincoln Savings and Loan Association, as a Washington state chartered mutual savings and loan association. In 1934, the Bank converted to a federal charter and became known as First Federal Savings and Loan Association of Port Angeles. Over time, through de novo branching and internal growth, the Bank expanded the market area throughout the Peninsula, and currently serves Clallam, Jefferson, Kitsap and Whatcom Counties in Washington through a network of nine branch offices and one LPO. In November 2011, First Federal completed a charter conversion from a federal mutual savings and loan association to a Washington State chartered mutual savings bank. The newest full service branch is located in Kitsap County and was first opened as a new lending center in December 2011, which became a full-service branch in October 2012. This branch is in process of being moved to the town of Silverdale, also in Kitsap County. In addition, in July 2012, the Bank opened the LPO in Bellingham, Washington in Whatcom County.
First Federal operates as a full-service community bank in the North Olympic Peninsula and the surrounding region. All of the Bank’s products and services are focused on the lending and investment needs of the local retail and commercial customer base as well as households in the market area. First Federal’s vision includes continuing as the premier community bank in the market area served. Based on the operating history and growth of the Bank since its founding, the Bank has established to a notable degree, its name recognition and overall reputation in the area. In addition, the Bank views itself as an integral part of the local communities served, and thus has historically strongly supported local entities through charitable contributions. Thus, the planned formation of the Foundation furthers this past operating perspective.
Historically, the Bank has operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in residential mortgage loans and investment securities. During the past few years, recognizing the need to adapt to current and future changing market conditions, the Bank revised its operating strategy to diversify the loan portfolio, primarily into commercial loans, sell residential mortgage loans into the secondary market, expand deposit product offerings, and enhance infrastructure, both in terms of

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I.4

equipment and personnel to better position the Bank for operating in the current competitive environment and enabling growth. A new senior management team has been put into place over the past several years to direct the operations of the Bank.
The equity from the stock offering will increase the Bank’s liquidity, leverage and growth capacity and the overall financial strength. First Federal’s higher equity position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The increased equity is expected to reduce overall funding costs for the asset base. The Bank will also be better positioned to pursue growth and revenue diversification. The projected use of proceeds is highlighted below.

•
The Company. The Company is expected to retain an estimated 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term liquid investments, along with providing the funds for the employee stock ownership plan purchases. Over time, the funds may be utilized for various corporate purposes.

•
The Bank. An estimated 50% of the net conversion proceeds will be infused into the Bank as cash and equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are expected to be deposited as an interest-earning deposit, providing additional funds for reinvestment in earning assets.

Balance Sheet Trends
Table 1.1 presents the Bank’s historical balance sheet data for the most recent five fiscal years and as of December 31, 2013. During this period, First Federal has recorded minimal asset growth with total assets increasing at a modest 1.5% annual rate. The structure of the earning asset base has changed somewhat since fiscal 2009, with loans receivable, representing the majority of the asset base, decreasing through fiscal 2012 and then subsequently increasing in balance through December 31, 2013. Overall, loans receivable have declined by $58.3 million, or 11.1%, over the last four and one-half years, primarily as a result of lower loan demand in the local market area (as a result of the economic recession), along with the impact of a strategy to sell longer term fixed rate loans into the secondary market. Deposits provided the funds for asset growth, as borrowed funds declined since fiscal 2009. The Bank’s equity base has consistently remained in the range of 9.5% to 10.5% of assets, with the dollar amounts of equity increasing over the time period shown in Table 1.1. A small balance of

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I.5

RP® Financial, LC.

Table 1.1
First Federal Savings and Loan Association of Port Angeles
Historical Balance Sheet Data

													06/30/09-
													12/31/13
	As of June 30,										As of December 31,		Annual.
	2009		2010		2011		2012		2013		2013		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$736,490	100.00%	$738,563	100.00%	$748,851	100.00%	$771,864	100.00%	$784,510	100.00%	$786,025	100.00%	1.46%
Loans Receivable (net) (2)	527,630	71.64%	472,178	63.93%	424,462	56.68%	401,077	51.96%	449,753	57.33%	469,286	59.70%	-2.57%
Cash and Equivalents	32,748	4.45%	26,966	3.65%	35,751	4.77%	42,475	5.50%	22,948	2.93%	37,888	4.82%	3.29%
Investment Securities (AFS)	95,266	12.94%	163,270	22.11%	198,917	26.56%	218,163	28.26%	214,789	27.38%	181,728	23.12%	15.43%
Investment Securities (HTM)	33,369	4.53%	24,534	3.32%	37,081	4.95%	57,385	7.43%	49,579	6.32%	50,786	6.46%	9.78%
FHLB Stock	10,819	1.47%	10,819	1.46%	10,819	1.44%	10,819	1.40%	10,433	1.33%	10,241	1.30%	-1.21%

Real Estate Owned/Repossessed Assets	479	0.07%	2,073	0.28%	4,475	0.60%	2,864	0.37%	2,265	0.29%	1,488	0.19%	28.64%
Mortgage Servicing Rights	2,702	0.37%	2,813	0.38%	2,494	0.33%	1,873	0.24%	1,434	0.18%	1,263	0.16%	-15.55%
BOLI	15,420	2.09%	16,398	2.22%	16,950	2.26%	17,656	2.29%	17,972	2.29%	17,987	2.29%	3.48%
Fixed Assets	14,126	1.92%	13,395	1.81%	12,840	1.71%	12,200	1.58%	11,444	1.46%	11,272	1.43%	-4.89%
Subsidiary Start Up Intangible	0	0.00%	833	0.11%	517	0.07%	15	0.00%	10	0.00%	7	0.00%	NM
Other Assets	3,932	0.53%	5,285	0.72%	4,545	0.61%	7,337	0.95%	3,883	0.49%	4,079	0.52%	0.82%

Deposits	$530,822	72.07%	$556,223	75.31%	$562,398	75.10%	$583,238	75.56%	$595,044	75.85%	$600,380	76.38%	2.77%
FHLB Advances, Notes Payable	119,675	16.25%	99,993	13.54%	100,033	13.36%	100,033	12.96%	100,033	12.75%	100,033	12.73%	-3.91%
Other Liabilities	14,918	2.03%	9,699	1.31%	9,200	1.23%	11,293	1.46%	10,810	1.38%	6,320	0.80%	-17.37%

Equity	$71,075	9.65%	$72,648	9.84%	$77,220	10.31%	$77,300	10.01%	$78,623	10.02%	$79,292	10.09%	2.46%
Tangible Equity	$71,075	9.65%	$71,815	9.72%	$76,703	10.24%	$77,285	10.01%	$78,613	10.02%	$79,285	10.09%	2.46%
Accumulated other Comprehensive
Gain/(Loss)	($1,665)	-0.23%	($94)	-0.01%	$583	0.08%	$2,623	0.34%	$1,628	0.21%	$760	0.10%

Loans/Deposits		99.40%		84.89%		75.47%		68.77%		75.58%		78.16%
Offices Open	9		9		8		9		9		9

(1) Ratios are as a percent of ending assets.
(2) Includes loans held for sale.
Source: Audited and unaudited financial statements; RP Financial calculations.

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intangible ($7,000 as of December 31, 2013), results in a slightly lower amount of tangible equity.
First Federal’s loan portfolio totaled $469.3 million, or 59.7% of assets at December 31, 2013. The loan portfolio balance declined through fiscal 2012 due to lower loan demand in connection with the economic downturn experienced, and the Bank’s mortgage banking activities, with the decline in loans partially offset by efforts to expand the Bank’s commercial lending activities. Recent increases in the loan balances have resulted from more active commercial lending. The combination of the changes in loans receivable and primary dependence on deposits for funding resulted in the loan/deposit ratio decreasing from 99.40% at June 30, 2009 to a low 68.77% at June 30, 2012. First Federal’s loan portfolio reflects the Bank’s historical concentration in 1-4 family residential first and second position mortgage lending for portfolio, as these loans comprised 58.7% of total loans as of December 31, 2013. The Bank has been pursuing a diversification strategy and emphasizing growth in the commercial lending portfolio, and such loans totaled 30.5% of the loan portfolio at the same date. As a result of the strategy of selling longer-term fixed rate residential loans into the secondary market on a servicing retained basis, First Federal has built a portfolio of loans serviced for others equal to $240.3 million and capitalized such servicing in the amount of $1.3 million on the balance sheet as of December 31, 2013. Approximately 87% of the Bank’s loans secured by property or other types of security on the northern Olympic Peninsula or in other parts of western Washington State. Loans secured by property outside of Washington State equaled 7.8% of the loan portfolio as of December 31, 2013.
The intent of the Bank’s liquidity policy is to provide adequate liquidity and to generate a favorable return within the context of supporting First Federal’s cash operating needs and credit, reinvestment, liquidity, and interest rate risk objectives. The level of cash and equivalents has typically remained in the range of 3% to 5% of assets, which has been sufficient for daily operational needs. As of December 31, 2013 the portfolio of cash and cash equivalents totaled $37.9 million, equal to 4.8% of assets.
The investment securities portfolio, which includes MBS, SBA bonds, US agency bonds and municipal bonds, totaled $232.5 million or 29.6% of assets as of December 31, 2013. The majority of the portfolio, or $181.7 million, was classified as available-for-sale (“AFS”), with a pre-tax gain of $1.2 million as of December 31, 2013, while the remaining balance of investment securities, or $50.8 million, were classified as held to maturity (“HTM”). Additionally, the Bank has an investment in FHLB stock of $10.2 million or 1.3% of assets. Investment in MBS

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represented $172.6 million, or 74% of total investment securities as of December 31, 2013. These investments are attractive to the Bank due to their low credit risk and assist in managing interest rate risk while providing for an enhanced yield over other short term investment vehicles. All of the MBS securities are agency-issued. The investment in SBA bonds equaled $32.5 million as of December 31, 2013, or 14% of the investment portfolio. These bonds also provide similar benefits to the Bank as are obtained with MBS investments. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans. Details of the Bank’s investment securities portfolio are presented in Exhibit I-4.
Over the time period shown in Table 1.1, the investment in fixed assets has declined from $14.1 million, or 1.92% of assets at June 30, 2009, to $11.3 million, or 1.43% of assets at December 31, 2013, as First Federal has maintained a relatively stable office network. The Bank owns eight of the nine branch office locations, leasing the branch in Poulsbo, Washington as well as the LPO in Bellingham, Washington. As noted previously, the Poulsbo branch office is in process of being moved to a leased facility in Silverdale, Washington.
Real estate owned (“REO”) and repossessed assets totaled $1.5 million or 0.2% of assets at December 31, 2013, with single family first position residential real estate properties totaling $1.2 million, or 82% of the total. Such REO has declined from a high of $4.5 million as of June 30, 2010, indicating success in improving asset quality. Other REO properties included balances of construction/land loans and a small balance of commercial real estate. The largest REO property had an aggregate book value of $869,000 and consisted of a single family residence in the Portland, Oregon metropolitan area. This loan was a part of a pool of loans purchased in 2006. Upon obtaining title to such properties, First Federal is able to market and resolve such assets.
As of December 31, 2013, First Federal held a balance of bank owned life insurance (“BOLI”), $18.0 million, which reflects growth since fiscal 2009 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.
Over the past four and one-half years, First Federal’s funding needs have been provided by retail deposits, borrowed funds, and retained earnings. Deposits have historically comprised

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the majority of funding liabilities, and increased at an annual rate of 2.8% since the end of fiscal 2009. Deposit growth in recent years has been primarily driven by transaction and savings account deposits, as the balance of CDs has declined. Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal 2009 through December 31, 2013, borrowings decreased at an annual rate of 3.9% and totaled $100.0 million at December 31, 2012, comprised of $99.9 million in FHLB advances and a minimal amount of other borrowings.
The balance of equity increased over the past four and one-half years as the Bank recorded cumulative profitability, as well as an increase in the accumulated other comprehensive gain from the available for sale investment portfolio. Reflecting the combination of the increase in equity and the increase in assets since fiscal 2009, the equity-to-assets ratio increased from 9.65% at fiscal year-end 2009 to 10.09% at December 31, 2013. There was a minimal $7,000 of an intangible at the same date, and First Federal maintained surpluses relative to all of its regulatory capital requirements at December 31, 2013. The pro forma return on equity (“ROE”) is expected to initially decline following the conversion, given the increased equity position.
Income and Expense Trends
Table 1.2 presents the Bank’s income and expense trends over the past five fiscal years and 12 months ended December 31, 2013. First Federal recorded profitable operations in all time periods shown except fiscal 2012, ranging from a high of $3.9 million or 0.52% of average assets for fiscal 2011 to a low of $1,000, or 0.00% of average assets for fiscal 2010. The Bank reported a net loss in fiscal 2012 primarily from increased provisioning for loan losses, increased expenses related to REO and repossessed assets, as well as a decline in net interest income.
The income statement has been affected by various non-operating income or expense items over the past five fiscal years and for the 12 months ended December 31, 2013, including such items as gains on the sale of loans and investment securities, other than temporary impairment (“OTTI”) charges related to BOLI and investment securities, and a borrowings prepayment penalty. Net interest income and operating expenses represent the primary components of the Bank’s income statement. Other revenues for the Bank largely are derived from customer service fees and charges on the deposit base and lending operations. The level

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RP® Financial, LC.

Table 1.2
First Federal Savings and Loan Association of Port Angeles
Historical Income Statements

											For the 12 Mths Ended
	For the Fiscal Year Ended June 30,										December 31,
	2009		2010		2011		2012		2013		2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$39,106	5.56%	$33,896	5.10%	$29,416	3.93%	$26,942	3.57%	$25,795	3.34%	$25,849	3.35%
Interest Expense	(16,823)	-2.39%	(11,681)	-1.76%	(8,258)	-1.10%	($7,140)	-0.95%	($6,000)	-0.78%	($5,221)	-0.68%
Net Interest Income	$22,283	3.17%	$22,215	3.35%	$21,158	2.82%	$19,802	2.63%	$19,795	2.56%	$20,628	2.67%
Provision for Loan Losses	(1,966)	-0.28%	(4,373)	-0.66%	(926)	-0.12%	($7,970)	-1.06%	($1,376)	-0.18%	($896)	-0.12%
Net Interest Income after Provisions	$20,317	2.89%	$17,842	2.69%	$20,232	2.70%	$11,832	1.57%	$18,419	2.38%	$19,732	2.55%

Other Income	$2,217	0.32%	$3,893	0.59%	$3,940	0.53%	$4,022	0.53%	$3,934	0.51%	$3,952	0.51%
Operating Expense	(20,906)	-2.97%	(21,886)	-3.30%	(19,765)	-2.64%	($20,991)	-2.78%	($21,246)	-2.75%	($21,008)	-2.72%
Net Operating Income	$1,628	0.23%	($151)	-0.02%	$4,407	0.59%	($5,137)	-0.68%	$1,107	0.14%	$2,676	0.35%

Gain(Loss) on Sale of Loans	$886	0.13%	$2,525	0.38%	$1,472	0.20%	$1,503	0.20%	$1,563	0.20%	$1,196	0.15%

Gain(Loss) on Sale of Investment Securities	$0	0.00%	$908	0.14%	$40	0.01%	$293	0.04%	$70	0.01%	($68)	-0.01%
FHLB Borrowings Prepayment Penalty	(38)	-0.01%	(729)	-0.10%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Net Impairment Losses on Investment Secs	(494)	-0.07%	(3,154)	-0.48%	(829)	-0.11%	(419)	-0.06%	0	0.00%	0	0.00%
OTTI on BOLI	(874)	-0.12%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Total Non-Operating Income/(Expense)	($1,406)	-0.20%	($2,975)	-0.45%	($789)	-0.11%	($126)	-0.02%	$70	0.01%	($68)	-0.01%

Net Income Before Tax	$1,108	0.16%	($601)	-0.09%	$5,090	0.68%	($3,760)	-0.50%	$2,740	0.35%	$3,804	0.49%
Income Tax Provision (Benefit)	(335)	-0.05%	602	0.09%	(1,195)	-0.16%	1,800	0.24%	(422)	-0.05%	(895)	-0.12%
Net Income (Loss)	$773	0.11%	$1	0.00%	$3,895	0.52%	($1,960)	-0.26%	$2,318	0.30%	$2,909	0.38%

Adjusted Earnings
Net Income	$773	0.11%	$1	0.00%	$3,895	0.52%	($1,960)	-0.26%	$2,318	0.30%	$2,909	0.38%
Add(Deduct): Non-Operating Items	1,406	0.20%	2,975	0.45%	789	0.11%	126	0.02%	(70)	-0.01%	68	0.01%
Tax Effect (2)	(478)	-0.07%	(1,012)	-0.15%	(268)	-0.04%	(43)	-0.01%	24	0.00%	(23)	0.00%
Adjusted Earnings	$1,701	0.24%	$1,964	0.30%	$4,415	0.59%	($1,877)	-0.25%	$2,272	0.29%	$2,954	0.38%

Expense Coverage Ratio	106.59%		101.50%		107.05%		94.34%		93.17%		98.19%
Efficiency Ratio	85.33%		83.83%		78.75%		88.11%		89.54%		85.47%
Return on Equity	1.09%		0.00%		5.17%		-2.52%		2.94%		3.67%
Effective Tax Rate (Benefit)	30.23%		100.11%		23.48%		47.87%		15.40%		23.53%

(1) Ratios are as a percent of average assets
(2) Assumes a 34% effective tax rate for federal & state income taxes.

Source: Audited & unaudited financial statements & RP Financial calculations

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of loan loss provisions due to the prevailing economic trends has also affected the level of net income over the past five fiscal years, as well as for the 12 months ended December 31, 2013.
First Federal’s net interest income to average assets ratio reached a high of 3.35% for fiscal 2010, and subsequently has declined to 2.67% for the 12 months ended December 31, 2013, reflecting market trends in interest rates over that time period, along with the impact of the Bank’s operating strategies. The dollar amount of net interest income has declined since 2009 due to the depressed economic operating environment in the Bank’s regional market area that has resulted in the reduction in loans receivable on the balance sheet, along with the lower prevailing interest rate environment that has substantially reduced loan and investment yields. While deposit costs have fallen, reducing the interest expense ratio from 2.39% of average assets for fiscal 2009 to 0.68% of average assets for the 12 months ended December 31, 2013, the impact of lower interest rates and the decline in loans has been greater. For the 12 months ended December 31, 2013, net interest income totaled $20.6 million, or 2.67% of average assets. The Bank’s interest rate spreads and yields and costs for the past three fiscal years and for the six months ended December 31, 2013 are set forth in Exhibits I-3 and I-5.
Non-interest operating income (excluding non-operating items) has remained relatively stable since fiscal 2010 in dollar terms and in relation to the growth in assets. The non-interest operating income ratio is dependent upon the level of banking activities, with fees and charges on loan and deposit accounts constituting the primary source of non-interest income for the Bank. First Federal also receives a level of income from dividends on the BOLI investment. For the 12 months ended December 31, 2013, non-interest income totaled $4.0 million, or 0.51% of average assets.
Operating expenses represent the other major component of the Bank’s income statement, and ranged from a low of 2.64% of average assets in fiscal 2011 to a high of 3.30% of average assets for fiscal 2010. Such expenses totaled $21.0 million, or 2.72% of average assets for the 12 months ended December 31, 2013. The fluctuations in the dollar amount of operating expenses since 2009 reflects the impact of recent operational strategies, including reductions in personnel, changes to the lending strategy, and the impact of non-performing assets. Since fiscal 2009, higher costs have been incurred related to REO from asset value write downs as a result of disposition strategies including short sales, along with ongoing costs of managing and maintaining REO properties. Such costs have been declining in the most recent periods as asset quality has improved. Compensation and benefits costs declined in fiscal 2011 as a result of significant staffing reductions completed in that year. Increases in

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expenses have been experienced in recent years in the areas of data processing and occupancy and equipment, in particular as the branch office network has been expanded. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.
The trends in the net interest income and operating expense ratios since fiscal 2009 have caused the expense coverage ratio (net interest income divided by operating expenses) to range from a high of 107.1% in fiscal 2011 to a low of 93.7% for fiscal 2013. Similarly, First Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has fluctuated since fiscal 2009, and was 85.5% during the 12 months ended December 31, 2013, a decline from a high of 89.5% in fiscal 2013. The increasing level of net interest income has been the primary reason for the slight improvement in the efficiency ratio.
The level of loan loss provisions incurred over the last five fiscal years, as well as over the last 12 months, have also impacted the Bank’s operating results, reflecting the more challenging economic environment and the related impact on asset quality as the Bank experienced more loan delinquencies and defaults that resulted in an increase in loan charge-offs. Over the time period shown in Table 1.2, the Bank’s total loan loss provisions ranged from a low of $896,000 or 0.12% of average assets during the most recent12 month period to a high of $8.0 million or 1.06% of average assets for fiscal 2012. The allowance for loan loss (“ALLL”) balance equaled $7.8 million as of December 31, 2013 and net loan charge-offs totaled $1.2 million for the six months ended December 31, 2013, on an annualized basis. As of December 31, 2013, ALLLs equaled 45.6% of non-performing loans (“NPLs”), 41.9% of non-performing assets, and 1.63% of total loans. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past five years and the six months ended December 31, 2013.
Non-operating items have had a relatively notable impact on the Bank’s income statement over the past five and one-half fiscal years. As shown in Table 1.2, the ongoing strategy of selling longer-term fixed rate residential loans into the secondary market has provided substantial fee income in the form of gains on the sale of loans. The Bank has also recognized levels of OTTI charges/impairment losses beginning in 2009, related to $6.0 million in collateralized debt obligations secured by pooled trust preferred securities that were purchased prior to 2007. These securities were sold during 2012. Separately, the Bank has periodically realized gains on the sale of investment securities; as such gains have been

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available in the declining interest rate environment of the past several years. During the 12 months ended December 31, 2013, First Federal reported a $1.2 million gain on sale of loans and $68,000 of net losses on the sale of investment securities.
The Bank’s income tax status has been impacted by the varying levels of income recorded over the past five and one-half fiscal years and by the investment in BOLI. For fiscal years 2010 and fiscal 2012, First Federal recorded tax benefits based on the negative to minimal earnings recorded by the Bank. For fiscal years 2009, 2011, and 2013, First Federal recorded tax expense based on recorded taxable income, which was adjusted for the tax-advantaged income noted above. The effective tax rates for the Bank ranged from 15.4% in fiscal 2013 to 30.2% in fiscal 2009 and was 23.4% for the 12 months ended December 31, 2013. The Bank’s marginal effective statutory tax rate approximates 34%, and this is the rate utilized to calculate the net reinvestment benefit from the offering proceeds.
Interest Rate Risk Management
First Federal utilizes the services of a third party to analyze the impact of interest rate changes on the Bank’s income statement. An analysis of the Bank’s balance sheet in terms of reactions to increases in interest rates indicates that net interest income will decrease under all potential scenarios examined. First Federal also measures its interest rate risk exposure by use of an interest rate sensitivity analysis which measures interest rate risk by computing changes in the present value of the Bank’s cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. The analysis provides the estimated changes in the present value of the Bank’s equity or Net Portfolio Value (“NPV”) under the assumed instantaneous changes in the U.S. treasury yield curve. Utilizing figures as of December 31, 2013, based on a 200 basis point instantaneous and sustained increase in interest rates, the analysis indicates that the Bank’s NPV would decrease by 10.6% (see Exhibit I-7).
The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of shorter term commercial real estate and commercial business loans, along with adjustable rate home equity loans. The Bank also

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invests in short-term or adjustable-rate securities, which generally have lower yields compared to longer-term investments. On the liability side of the balance sheet the Bank has focused on increasing the balances of core deposit accounts, including checking, savings and money market accounts, all of which are deemed to be less interest rate sensitive than time deposits.
As of June 30, 2013, of the Bank’s total loans due after June 30, 2014, adjustable rate loans comprised 38.0% of those loans (see Exhibit I-8). In addition, the Bank is actively selling the majority of all residential fixed-rate mortgages at the time of origination to the secondary market for interest rate risk management purposes. On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a concentration of deposits in lower cost and less interest rate sensitive transaction and savings accounts and maintaining a base of interest-free equity. Transaction and savings accounts comprised 76.3% of the Bank’s deposits at December 31, 2013. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.
There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.
Lending Activities and Strategy
Since it’s founding in 1923 up to the last decade, First Federal conducted its lending operations as a traditional savings and loan association, attracting deposits and investing those funds primarily in long term fixed rate 1-4 family residential first mortgage loans to local residents of the geographic areas surrounding the office locations. During the past decade, the Bank has gradually diversified the lending function into commercial real estate and commercial business loans, while lessening the proportion of 1-4 family residential loans in portfolio. To a much lesser extent, the First Federal originates residential construction and lot loans, home equity loans, home equity lines of credit (“HELOCs”) and consumer loans. Details of the Bank’s loan portfolio composition are shown in Exhibit I-9 and Exhibit I-10.

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Residential Real Estate First Mortgage Lending
As noted above, First Federal has historically engaged in the origination and retention in portfolio of first mortgage loans secured by traditional 1-4 family residential owner-occupied property. As of December 31, 2013, total 1-4 family residential mortgage loans equaled $238.6 million, or 49.9% of total loans, primarily consisting of fixed rate residential mortgage loans. Reflecting the Bank’s recent loan diversification strategy, the balance of 1-4 family first mortgage loans has declined from a high of $322.3 million, or 60.5% of total loans as of June 30, 2009. The Bank originates both fixed and adjustable-rate loans which can be sold in the secondary market or retained in the loan portfolio based on interest rate risk, credit and earnings targets. Residential loans are underwritten to secondary market standards or to other acceptable standards for loans.
Fixed-rate residential mortgages typically carry terms of up to 30 years. Loan terms are based on Freddie Mac secondary market rates as well as other internal and external economic considerations. ARM products are also offered, with the interest rate usually fixed for an initial period, such as one to five years, and annual adjustments thereafter. These loans are generally retained in portfolio. Future interest rate adjustments are usually limited to increases or decreases of no more than 2% per adjustment and a cap of 5% to 6% above the initial interest rate over the life of the loan. First Federal does not offer ARMs with teaser rates, and as of December 31, 2013 the average interest rate on the ARM loans was approximately 13% over the fully indexed rate. As of December 31, 2012, the Bank reported $181.1 million of fixed rate one- to four-family residential mortgage loans and $57.5 million of ARM loans in the loan portfolio.
In recent years First Federal has followed a strategy of originating and selling long-term fixed rate residential loans into the secondary market. This strategy has been pursued primarily for interest rate risk management purposes, given the historically low interest rate environment that has existed over the past several years. Since 2009, the Bank has generally sold most newly originated and refinanced, conforming single-family owner-occupied mortgage loans into the secondary market on a servicing retained basis. In 2012, after extended refinance activity, the Bank began selectively adding fixed-rate mortgages to the portfolio in an effort to enhance net interest income.
Residential loans are primarily generated through the Bank’s in-house lending staff. All of the residential loans are evaluated at the time of origination using secondary market underwriting criteria. Most of the Bank’s 1-4 family loans are originated with LTV ratios of up to

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95%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80% LTV ratio. The Bank does not offer “interest only”, “negative amortization”, “Alt A”, or subprime loans, all of which are loans with higher risk underwriting characteristics.
Home Equity/Home Equity Lines of Credit (“HELOCs”)
Home equity loans and HELOCs are offered by First Federal as part of the residential lending activities and provide interest rate risk and yield enhancement benefits. First Federal offers such loans in the geographic footprint served by the branches, and currently these loans are sourced by the branch offices. This lending activity is expected to continue, recognizing the risk in this type of lending given that home values have declined. Home equity and HELOC loans totaled $42.2 million, or 8.8% of total loans as of December 31, 2013, a decrease from $56.4 million, or 10.6% of loans as of June 30, 2009.
Home equity loans are made for, among other purposes, the improvement of residential properties, weatherization, and other consumer needs. The majority of these loans are secured by a second deed of trust on the residential property. These loans are originated as fixed rate, fixed term loans underwritten as amortizing loans with terms available up to a maximum loan amount of $250,000 with a five year repayment. HELOCs are currently originated with adjustable rates tied to the prime rate of interest with a maximum loan amount up to $50,000. A balloon payment for the balance is due at 15 years. The maximum combined LTV (first and second liens) for this product is generally limited to 80% of the appraised value.
First Federal offers a weatherization loan program guaranteed by either the City of Port Angeles or the Clallam County Public Utility District, with the purpose to promote energy conservation by weatherizing homes and providing a low interest rate program for consumers to for lower energy costs and tax rebates. These loans are one-year adjustable-rate loans tied to a LIBOR rate.
Construction and Land Loans
Historically, First Federal has pursued construction and land lending, which has been more limited since the economic downturn that began in 2008. As of December 31, 2013, construction and land loans totaled $17.7 million, or 3.7% of total loans, which included $13.3 million of land loans and $1.4 million of residential construction loans. Credit risk is managed by limiting lending activities within the primary market area as almost all of the construction and

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land portfolio is on the Peninsula (Clallam, Jefferson or Kitsap Counties). These loans are typically attractive due to the relatively short average duration and attractive yields.
The largest segment of the construction/land loan portfolio consists of land acquisition, development and construction (“ADC”) loans, originated primarily to local contractors and developers. Such lending has been to an extent restricted since the economic downturn in 2008. Land loans are typically secured by a first lien on the property and carry a LTV ratio limited at 65% of the lower of the acquisition price or the appraised value. Development land loans are generally limited to a 75% LTV. The Bank also originates individual lot loans secured by a first lien on the property to borrowers who are planning to build on the lot or who are holding the lot for investment purposes. LTV ratios for these loan types are usually 75% for improved property and 65% for unimproved land. The interest rate on these loans is fixed with a 20-year amortization and a five-year term.
Residential construction loans totaled $1.4 million as of December 31, 2013. First Federal’s product line include an “all-in-one” residential-adjustable-rate-custom construction loan product, with the loan transitioning to a permanent portfolio loan upon completion of the construction period (usually as an adjustable rate mortgage loan). First Federal also offers construction loans for commercial real estate projects. These loans are typically secured by multi-family, apartment, retail, office/warehouse and office buildings. These loans are typically underwritten with minimum debt service coverage requirements of 1.20x, and other lending criteria such as minimum LTV ratios, contingency reserves and other underwriting criteria, all in order to limit credit risk of the portfolio.
Commercial and Multi-Family Real Estate Lending
As noted previously, a key lending strategy for First Federal is the expansion of commercial real estate lending activities, including lending on multi-family income producing properties. At December 31, 2013, loans secured by commercial real estate totaled $118.2 million or 24.8% of the Bank’s total loan portfolio, while multi-family loans equaled $27.0 million, or 5.7% of total loans. First Federal offers both fixed-and adjustable-rate loans on commercial and multi-family real estate loans, with commercial real estate loans secured by various types of commercial properties located, including hotels and motels, office/warehouse, retail strip centers, self-storage facilities, medical and professional office buildings, combination gas stations and convenience stores, and assisted living facilities located within the Bank’s market areas. These loans generally have terms to maturity from three to ten years with amortization

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terms up to 25 years on commercial real estate loans. Multi-family loans may have amortization terms of up to 30 years.
Adjustable rate commercial and multi-family real estate loans generally adjust after an initial period ranging from three to five years and are generally priced to market indexes with appropriate margins, which may include the a US treasury rate, LIBOR, or another acceptable index. As of December 31, 2013, the Bank had $24.7 million in adjustable rate multi-family loans and $75.2 million in adjustable rate commercial real estate loans.
Beginning in 2011, First Federal began originating loans with pre-payment penalties on loans. The maximum LTV ratio for commercial and multi-family real estate loans is typically limited to 80% of appraised value or a debt service ratio of 1.20x. Independent appraisals are required on all loans secured by commercial real estate collateral from an approved appraisers list and require most of the commercial and multi-family real estate loan borrowers to submit annual financial statements and/or rent rolls. The Bank also may completed property inspections. The largest single commercial and multi-family borrowing relationship at December 31, 2013, totaled $10.9 million, is collateralized by a hotel in King County. At December 31, 2013, the Bank had a total of 18 commercial loan relationships above $3.0 million, and all such loans were performing as of December 31, 2013.
Consumer Lending
First Federal offers a variety of consumer loans, including new and pre-owned automobile loans, and other miscellaneous vehicles (recreational vehicles or RVs, travel trailers and motorcycles) and personal lines of credit, which totaled $11.9 million as of December 31, 2013 (2.5% of total loans). The Bank offers such loans as they tend to have shorter maturities and higher interest rates than mortgage loans. Automobile lending (both direct and indirect), totaled $6.4 million, or 54% of total consumer loans as of December 31, 2013. While auto lending has been a long term product, the Bank has been limiting such activity in recent years, and the balance of such loans has been declining. First Federal maintains relationships with two local dealers, and also operates a web-based auto loan application vendor as an additional source of loans. The remaining consumer loan portfolio consists of miscellaneous personal loans, originated as part of the Bank’s full service lending program.
Commercial Business Lending
Reflecting the emphasis on commercial lending, First Federal is also active in

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originations of non-mortgage commercial loans. The Bank originates commercial business loans to local or regional, small- to medium-sized, privately-held companies that operate in their market area, which include lines of credit, term loans, and letters of credit. These loans are typically secured by business assets and utilized for working capital, equipment financing or business investments. Most commercial customers are required to have a depository relationship with First Federal. As of December 31, 2013, the Bank had $21.9 million of commercial business loans in portfolio, equal to 4.6% of total loans. This represents an increase from $11.3 million, or 2.1% of loans as of June 30, 2009.
Commercial business loans usually have shorter maturity terms and higher interest rates than real estate loans, but typically involve more credit risk because of the type and nature of the collateral. Personal guarantees are usually obtained on these loans. Loan terms can vary from one to seven years with rates tied to an index such as the prime rate, LIBOR or other indices.
Exhibit I-11 provides a summary of the Bank’s lending activities since fiscal 2011. Lending volumes have fluctuated over this time period, with total originations ranging from a high of $175.0 million during fiscal 2013 to a low of $92.6 million for fiscal 2011. Over the 12 months ended December 31, 2013, the Bank originated $162.6 million of loans. Residential fixed rate loans have accounted for the largest portion of loan volumes (average of $70.1 million of total originations for the last three and one-half fiscal years), followed by commercial real estate/multi-family and commercial business loans. A total of $49.6 million of loans have been purchased of loans have been completed since fiscal 2011, consisting primarily of 1-4 family first position loans, along with modest balances of commercial real estate loans (fiscal 2010) and home equity loans (fiscal 2012). As indicated previously, sales of fixed rate residential loans have been a primary operating strategy, and such loan sales have ranged from a high of $63.8 million, or 55.2% of total loan originations for fiscal 2012 to a low of $46.4 million, or 26.5% of total loan originations for fiscal 2013. For the 12 months ended December 31, 2013, loan sales totaled $40.7 million, or 25.0% of total loan originations.
Asset Quality
First Federal’s lending operations include originations of construction/land, commercial real estate and multi-family, commercial business, and consumer loans for portfolio, all of which carry a higher risk profile than traditional 1-4 family mortgage lending. Beginning in fiscal 2009 the Bank began to experience higher levels of non-performing assets (“NPAs”). NPAs, inclusive

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of accruing loans past due 90 days or more, REO and repossessed assets, and performing troubled debt restructurings (“TDRs”) totaled $18.6 million as of December 31, 2013, decreasing by $7.8 million from a high of $26.4 million as of June 30, 2010. As of December 31, 2013, the Bank reported $7.2 million of non-accruing loans, a zero balance of accruing loans past due 90 days or more, REO and repossessed assets of $1.5 million, and performing TDRs of $9.9 million, equal to 2.37% of assets. As the same date, 17.9% of non-accrual loans were related to commercial real estate and the performing TDRs were mainly 1-4 residential real estate and commercial real estate loans. Exhibit I-12 presents a history of NPAs for the Bank since fiscal 2009.
To track the Bank’s asset quality and the adequacy of valuation allowances, First Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed regularly by senior management and the Chief Credit Officer assesses the allowance for loan losses on a monthly basis and reports to the Board no less than quarterly. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2013, the Bank maintained ALLLs of $7.8 million, equal to 1.63% of total loans and 41.9% of NPAs.
Funding Composition and Strategy
Deposits have consistently accounted for the major portion of the Bank’s interest bearing liabilities, although the Bank has historically utilized borrowings as a supplemental funding source. Deposits increased from fiscal 2009 to December 31, 2013 at an annual rate of 2.8%, while borrowed funds declined by 3.9% annually over the same time period.
The Bank relies on marketing activities, convenience, customer service, and the availability of a broad range of deposit products and services to attract and retain customer deposits. At December 31, 2013 deposits equaled $600.4 million, or 76.4% of total assets. Exhibit I-13 sets forth the Bank’s deposit composition for the past three and one-half fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at December 31, 2013. Transaction and savings accounts constitute the largest portion of the Bank’s deposit base, totaling 76.3% of deposits as of December 31, 2013 versus 65.9% of deposits for fiscal year 2011. Core deposits, including interest-bearing and noninterest-bearing transaction, money market and savings accounts, increased over the past three and one-half fiscal years both in balance and as a percent of total deposits, reflecting management’s

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emphasis on growing core accounts and the continued impact of the customer base concern for safety and liquidity as well as the historically low-rate environment.
Transaction and savings account deposits totaled $457.9 million, or 76.3% of total deposits as of December 31, 2013, versus $370.8 million, or 65.9% of total deposits for fiscal 2011. The remaining balance of the Bank’s deposits consists of CDs, which totaled $142.5 million or 23.7% of total deposits as of December 31, 2013, a decrease from $191.6 million or 34.1% of total deposits for fiscal 2011. First Federal’s current CD composition reflects a concentration of short-term CDs, where 60.6% of the CDs were scheduled to mature in one year or less from December 31, 2013. As of the same date, jumbo CDs (balances of $100,000 or more) amounted to $63.9 million, or 44.9% of total CDs. The Bank did not have any brokered deposits at December 31, 2013.
Borrowed funds comprise the remainder of the Bank’s funding liabilities. Borrowed funds, primarily consisting of FHLB advances have been the primary source of funds outside of deposits and totaled $100.0 million, representing 12.7% of total assets as of December 31, 2013, as shown in Exhibit I-15. The Bank’s outstanding FHLB advances totaled $99.9 million as of December 31, 2013 and have a weighted average interest rate of 3.28%. Such advances were restructured in 2013, lengthening the terms but lowering interest rate on the borrowings. The remaining balance of borrowed funds is related to a promissory note of $109,000 with a rate of 4.50%, associated with a nonprofit corporation. In addition, First Federal maintains a committed credit facility with the FHLB and had collateral pledged that would support additional borrowing capacity of $60.4 million at December 31, 2013.
The Bank anticipates utilizing borrowings as a supplemental funding source in the future, generally for the same purposes. The Bank’s overall preference is to utilize deposits to fund operations with the objective of building customer relationships and increasing cross-sell potential and fee income.
Subsidiaries
First Federal has one subsidiary, North Olympic Peninsula Services, Inc. (“NOPS”), which is wholly-owned and has been inactive for approximately nine years. The Bank’s capital investment in NOPS was $500,000 as of December 31, 2013.
Additionally, in 2008, First Federal partnered with Craft3, Inc., a Washington nonprofit corporation, to form two limited liability companies for the purpose of participating in the new markets tax credit program (“NMTC”). Through these companies, First Federal originated a

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loan to the Downtown Ambulatory Health Center, LLC for construction of a medical facility in Port Angeles, Washington. First Federal will participate in the NMTC program over a seven year period and realize $1.9 million in tax credits. Based on the terms of the tax program, First Federal will receive a $4.6 million reimbursement for its debt and equity contributions and the $300,000 deficiency between the amount of the investment and the amount of the reimbursement is being amortized over the new markets tax period.
Legal Proceedings
The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

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II. MARKET AREA ANALYSIS
Introduction
Established in 1923, First Federal is headquartered in the town of Port Angeles, Washington and serves the North Olympic Peninsula region of Washington through a total of nine full service branch offices and one loan production office. The main administrative office and six branch offices are located in Clallam County, while one branch is located in Jefferson County and the newest full-service branch is located in Kitsap County. The Kitsap County branch in Poulsbo, Washington was initially opened in December 2011 as a new lending center, which became a full-service branch in October 2012. This office is in process of being relocated within Kitsap County to the town of Silverdale. The Bank also maintains an LPO in Bellingham, Whatcom County, Washington. This office provides access to a far greater population base, and reflects the Bank’s strategy to open additional retail service facilities in more populated areas.
A map showing the Bank’s office coverage is set presented in Exhibit I-1 and details regarding the Bank’s offices are set forth in Exhibit II-1. The Bank’s depository market area is concentrated in western Washington on the North Olympic Peninsula, directly across the Puget Sound from the Seattle-Tacoma-Bellevue, WA Metropolitan Statistical Area (“Seattle MSA”). The Bank primarily serves the North Olympic Peninsula region of Washington through the nine branch office network located within Clallam, Jefferson, and Kitsap Counties. Clallam County is situated on the northern portion of the Peninsula, an area best known for its natural resources, beautiful terrain, and geographic landmarks. The Bank maintains seven branches in Clallam County, including its home office and three branch offices in Port Angeles, two branches in Sequim, and one branch office in Forks, Washington. Just south of Clallam County is Jefferson County where the Bank maintains a branch office in Port Townsend. Kitsap County, where the Bank’s Poulsbo branch has been established, is located to the east of Jefferson County and is connected to the eastern shore of Puget Sound. This branch office is in process of being relocated to the town of Silverdale, also in Kitsap County. The recently opened Whatcom County LPO in Bellingham provides access to the western shore of Puget Sound, and a county with a population in excess of 200,000. This expansion is seen as a key strategic need of the Bank in order to achieve long-term growth objectives.
The broader economy of the Peninsula is historically rooted in goods producing sectors, which has shifted more towards the services sector, including increasing employment in health

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care, tourism, and professional and business service industries. The government sector and wholesale/retail trade also play a prominent role in the regional economy. The regional banking environment is highly competitive, and includes a wide range of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.
Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area, and the relative impact on value.
National Economic Factors
The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the financial services industry and the economy as a whole. The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts. The overall economic recession was the worst since the great depression of the 1930s. Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters. The economic expansion has continued since that date, with GDP growth of 2.2% for calendar year 2012, 1.1% for the first quarter of 2013, 2.5% for the second quarter, and higher at 4.1% for the third quarter of 2013. A portion of GDP growth during 2009 through 2012 was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.
Reflecting a measure of recovery of the economy, the national annualized inflation rate averaged 2.29% for the three year period from 2010 to 2012. For 2013, national inflation averaged an even lower rate of 1.48%. Also indicating a level of improvement, the national unemployment rate equaled 6.7% as of December 2013, a moderate decline from 7.8% as of December 2012, but still high compared to recent historical levels. There remains uncertainty about the near term future, particularly in terms of the speed at which the economy will expand,

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the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.
The major stock exchange indices have reflected notable improvement over the last 12 months as the improved economy has resulted in more positive investor sentiment. As an indication of the changes in the nation's stock markets over the last 12 months, as of December 31, 2013, the Dow Jones Industrial Average closed at 16,577, an increase of 26.5% from December 31, 2012, while the NASDAQ Composite Index stood at 4,177, an increase of 38.3% over the same time period. The Standard & Poor’s 500 Index totaled 1,848 as of December 31, 2013, an increase of 29.6% from December 31, 2012.
Regarding factors that most directly impact the banking and financial services industries, the number of housing foreclosures have declined from historical highs in past years, and median home values have increased in many areas of the country and the housing construction industry has recovered in many areas of the country.
Based on the consensus outlook of 51 economists surveyed by The Wall Street Journal in December 2013, economic growth is expected to improve from an annualized growth rate of 2.1% in 2013 to 2.9% in 2015. The economists expect that the unemployment rate will decrease to 6.5% in 2014 and to 6.0% at the end of 2015; the improving pace of job growth will serve to bring the unemployment rate down steadily. The economists expect that the economy will add around 2.4 million jobs from December 2013 to December 2014. On average, the economists did not expect the Federal Reserve to begin raising its target rate until late 2014 at the earliest, and the yield on the 10-year Treasury would increase to 3.9% by the end of 2015. Inflation pressures were forecasted to decrease and remain steady in the range of 1.4% to 2.2% through the end of 2015, and that the price of oil was expected to settle around $97 a barrel. The Federal Housing Finance Agency Index was projected to rise by 5.1% in 2014, and projections for housing starts were mostly steady.
The December 2013 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase in 2014 by approximately 4.7% from 2013 levels, and new home sales were expected to increase by 9.9% in 2014 from levels in 2013. The MBA forecast showed overall increases in the median sale prices for new and existing homes in 2013. Total mortgage production is forecasted to decline to $1.2 trillion in 2014, compared to $1.8 trillion in 2013. The reduction in 2014 originations is largely due to a 58%

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reduction in refinancing volume, with refinancing volume forecasted to total $463 billion in 2014. Comparatively, house purchase mortgage originations are predicted to increase by 9.0% in 2014, with purchase lending forecasted to total $711 billion in 2014.
Interest Rate Environment
As a result of the downturn in the economy that began in 2007, at which time the downturn in the economy was evident, the Fed began reacting to the increasingly negative economic news. Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending.
As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates remained in effect through early 2010. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. This low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level.
As an indication of the recent trends in interest rates, as of December 31, 2013, one- and ten-year U.S. government bonds were yielding 0.13% and 3.04%, respectively, compared to 0.16% and 1.78%, as of December 31, 2012. This has had a mixed impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008, and has remained at that level since that date. Data on historical interest rate trends is presented in Exhibit II-2.

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Market Area Demographics
Demographic and economic growth trends, measured by changes in population, number of households, and median household income, provide key insights into the characteristics of the Bank’s market area. Trends in these key measures are summarized by the data presented in Table 2.1 from 2010 to 2013 and projected through 2018, with additional detail shown in Exhibit II-3. Data for the nation and Washington is included for comparative purposes. The size and scope of the market area is evidenced by the demographic data, which shows that as of 2013 the total population of the market area was 562,000, approximately 8.1% of the state population. However, a majority of this population base (254,000, or 45%), is located in Kitsap County or Whatcom County (206,000, or 37%), areas that First Federal has only recently established a presence. Since the population base is concentrated in Kitsap and Whatcom Counties, most of the Bank’s offices, deposits and operations are in a relatively rural market area. To enable desired growth, First Federal’s strategic plan contemplates near-term branch expansion into the contiguous counties of Whatcom, Skagit, Island, Snohomish, and San Juan, Washington.
As of 2013, the population in the Bank’s primary market area counties ranged from 30,000 in Jefferson County to 254,000 in Kitsap County, while the population of Clallam County was 72,000. From 2010 to 2013, all of the market area counties reported annual population growth rates below both the state and national growth rates of 0.9% and 0.6%, with the exception of Whatcom County, which reported the highest growth rate of 0.8%. Clallam County reported only a modest increase in population, while Jefferson County also reported minimal growth in population over the year. Annual population growth for all of the market area counties over the next five years is projected to be at a slower pace than projected for the state. Growth in households mirrored the population growth rates from 2010 to 2013 (slower than the state average), and such trends are expected to continue over the next five years
Age distribution information in Table 2.1 illustrates that the Bank’s market area of both Clallam and Jefferson Counties contain a very high level of residents with ages above 55 years of 43.2% and 50.4% versus 26.5% for the state and nationally. Alternatively, Kitsap and Whatcom Counties reported 29.5% and 27.9% of residents, respectively with ages above 55 years, which was only slightly higher than the state and nationwide levels. A large number of residents have retired to the Clallam and Jefferson County region, drawn by the lower cost of living, the attractive lifestyle of the ocean and mountains nearby, and temperate weather

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Table 2.1
First Federal Savings and Loan Association of Port Angeles
Summary Demographic/Economic Information

				Growth	Growth
	Year			Rate	Rate
	2010	2013	2018	2010-2013	2013-2018
				(%)	(%)
Population(000)
United States	308,746	314,468	325,844	0.6%	0.7%
Washington	6,725	6,918	7,272	0.9%	1.0%
Clallam County	71	72	73	0.4%	0.3%
Jefferson County	30	30	31	0.6%	0.4%
Kitsap County	251	254	259	0.3%	0.4%
Whatcom County	201	206	214	0.8%	0.8%

Households(000)
United States	116,716	118,979	123,465	0.6%	0.7%
Washington	2,620	2,697	2,841	1.0%	1.0%
Clallam County	31	32	33	0.5%	0.5%
Jefferson County	14	14	15	0.8%	0.6%
Kitsap County	97	98	101	0.4%	0.6%
Whatcom County	80	83	86	0.9%	0.9%

Median Household Income($)
United States	NA	$51,314	$59,580	NA	3.0%
Washington	NA	57,012	68,550	NA	3.8%
Clallam County	NA	42,023	48,416	NA	2.9%
Jefferson County	NA	42,069	48,983	NA	3.1%
Kitsap County	NA	60,953	75,334	NA	4.3%
Whatcom County	NA	50,774	59,440	NA	3.2%

Per Capita Income($)
United States	NA	$27,567	$32,073	NA	3.1%
Washington	NA	30,331	35,605	NA	3.3%
Clallam County	NA	24,067	26,852	NA	2.2%
Jefferson County	NA	26,749	29,809	NA	2.2%
Kitsap County	NA	31,700	37,441	NA	3.4%
Whatcom County	NA	27,199	32,129	NA	3.4%

		$25,001-	$50,001
2013 HH Income Dist.(%)	<$25,000	$50,000	$100,000	>$100,000+
United States	24.0%	24.6%	30.2%	21.3%
Washington	19.4%	23.7%	32.7%	24.3%
Clallam County	28.2%	28.4%	31.7%	11.7%
Jefferson County	28.0%	29.5%	29.8%	12.8%
Kitsap County	15.8%	23.1%	35.1%	25.9%
Whatcom County	23.1%	26.0%	33.2%	17.7%

2013 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55+ Yrs.
United States	19.4%	27.5%	26.7%	26.5%
Washington	19.0%	27.5%	27.0%	26.5%
Clallam County	14.2%	20.4%	22.2%	43.2%
Jefferson County	11.2%	16.0%	22.3%	50.4%
Kitsap County	17.7%	27.1%	25.8%	29.5%
Whatcom County	16.7%	31.0%	24.4%	27.9%

Source: SNL Financial, LC.

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conditions. The town of Sequim, Washington within Clallam County is recognized as the “retirement retreat of the region” and has also been recognized as one of the top retirement communities in the nation.
Table 2.1 also includes income data for the Bank’s market area. The 2013 median household income and per capita income levels in Clallam, Jefferson and Whatcom Counties were less than the state and national averages, while Kitsap County reported income levels above the state and national aggregates, due to its more urban nature and closer access to the city of Seattle. Kitsap County has four ferry terminals and has the highest percentage in the nation of ferry commuters in its work force. Median household and per capital income growth over the next five years is projected to be highest in Kitsap County and Whatcom County, above national projections, while Clallam and Jefferson Counties are expected to record income growth at somewhat lower levels. Household income distribution patterns further imply Clallam and Jefferson County’s lower income levels as well as Kitsap and Whatcom County’s higher income levels as approximately 56.6%, 57.5%, 38.9% and 49.1% of the households in those areas had income levels of $50,000 or less annually in 2013, while the ratio was 43.1% for Washington and 48.6% for the national average.
Local Economy
The geographic make-up of the Bank’s market area in Clallam County has created an employment base traditionally concentrated in the marine and forestry/forest resources sectors. As demand has declined for some of the goods-producing and agricultural products in the county, positions in leisure and tourism have grown in their place. Other new industries have moved into the county in the past decade, as advanced composites manufacturing has been established in and around the Port Angeles area, providing manufactured parts to the aerospace and marine industries. However, limited growth in the regional economy, in part due to the impact of the nationwide recession of 2008-2009 and the ongoing weakness in the housing sector, continues to impact the business potential of financial institutions such as First Federal.
The labor market continues to develop, benefiting from the region’s national resources, as Port Angeles and Forks host a variety of innovative industrial water (marine) and wood (forest resources) companies. As mentioned earlier, Clallam County is also home to the city of Sequim, a popular destination for retirement in the state of Washington. In addition, the previously mentioned retirement-aged population has provided the need for additional resources

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in the areas of health care and elderly services. The largest employers in Clallam County include the Olympic Medical Center, Peninsula College, the Port Angeles School District, Clallam County Government, Seven Cedars Casino, the Clallam Bay Corrections Center, Westport Shipyard, Wal-Mart, Safeway, and the US Coast Guard.
The economy of Jefferson County is comprised of both an industrial and an agricultural base. Industrially, the county’s history, climate and terrain support forest products and maritime sectors, including lumber, fish processing, ship repair and maintenance, as well as ship and boatbuilding. The agricultural base encompasses tree farms for logging, aquaculture and an organic farming sector. Tourism also provides revenue streams to the county. Port Townsend is the largest and only incorporated community in Jefferson County, is the county seat and serves as the major commercial center of the area. It is home to the county's largest manufacturing employer, Port Townsend Paper Corporation. There are also three major industrial parks in Port Townsend; the Port of Port Townsend's Marine Industrial Park, the private Port Townsend Business Park and Glen Cove Industrial Area. Additional primary employers in the area are Jefferson Healthcare, Jefferson School District, the Port Authority of Port Townsend and related marine trade, and the Jefferson County government.
The Bank’s recent expansion into Kitsap County provides for a larger urban area with a more diverse economy than the more rural counties of Clallam and Jefferson. The United States Navy is a key element for Kitsap County’s economy. The United States Navy is the largest employer in the county, with installations at Puget Sound Naval Shipyard, Naval Undersea Warfare Center Keyport and the Kitsap Naval Base (which comprises former Naval Submarine Base Bangor and Naval Station Bremerton). Other private industries that support the economic base are healthcare, retail, and tourism. The primary employers in the county include the Harrison Medical Center, Wal-Mart, and Port Madison Enterprises, which owns and operates Clearwater Casino and Resort, gas stations, and other retail operations. Additionally, water transportation is dominant in the culture and economy of the county and as mentioned previously, Kitsap County has four ferry terminals and the highest percentage in the nation of ferry commuters in its work force.
Whatcom County is the only market area county located on the eastern shore of Puget Sound, and thus is more closely tied to the economic and demographic trends of the greater Seattle metropolitan area. Whatcom County thus has employment characteristics of suburban communities, with employment dominated by local hospitals, school districts, and local government. Whatcom County is also the northernmost county in the state of Washington,

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bordering British Columbia, Canada to the north. Much of the county is mountainous (and part of National Forest and National Parks), with most of the population centered around the city of Bellingham, the location of the Bank’s LPO. The largest employers in Whatcom County include the western Washington University, St. Joseph Hospital, Bellingham School District, Whatcom County Government, Ferndale School District, City of Bellingham and Haggen Grocery.
Employment Sectors
Employment data, presented in Table 2.2 below, indicates that similar to many larger, developed areas of the country, services are the most prominent sector for the state of Washington and the four market area counties, comprising on average 42.3% of the Bank’s market area total employment, as compared to 40.8% of statewide employment. The services sector includes health care and related employment, which is significant in the market area as a result of the Sequim, Washington retirement community. The next largest component of the local economy, on average, is wholesale/retail trade, reflecting the trade employment in the ports of the region, while government employment averaged 7.9% in the four county area, reflecting the many national parks and other attractions owned by local government, as well as the military bases throughout the Bank’s market area, in particular Kitsap County. Whatcom County reported the highest level of manufacturing employment.

Table 2.2
First FS&LA Port Angeles
Primary Market Area Employment Sectors
(Percent of Labor Force)

		Clallam	Jefferson	Kitsap	Whatcom
Employment Sector	Washington	County	County	County	County
	(% of Total Employment)

Services	30.8%	35.8%	30.8%	34.8%	27.7%
Healthcare	10.0%	10.5%	10.9%	9.8%	8.7%
Government	7.3%	11.1%	8.7%	6.3%	5.5%
Wholesale/Retail Trade	25.8%	21.6%	22.1%	28.2%	28.6%
Finance/Insurance/Real Estate	6.3%	4.0%	4.7%	6.2%	6.0%
Manufacturing	6.7%	5.9%	7.3%	3.2%	9.8%
Construction	5.2%	5.9%	7.9%	6.2%	6.0%
Communication	0.9%	0.2%	0.7%	0.2%	0.7%
Transportation/Utility	4.4%	3.2%	3.6%	2.7%	3.6%
Agriculture	1.9%	1.3%	2.2%	1.7%	2.9%
Other	0.8%	0.5%	1.1%	0.6%	0.6%
	100.0%	100.0%	100.0%	100.0%	100.0%

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10

Unemployment Trends
Comparative unemployment rates for the four market area counties, as well as for the U.S. and the state of Washington are shown in Table 2.3. December 2013 unemployment rates for the market area counties ranged from a low of 6.1% in Kitsap County to a high of 8.6% in Clallam County versus comparable Washington and U.S. unemployment rates of 6.5% and 6.7%, respectively. The December 2013 unemployment rates for the market area counties were lower compared to a year ago, which was consistent with the national and state unemployment rate trends. At the same time, unemployment rates remain high by historical standards and are indicative of ongoing economic weakness in the Bank’s markets, particularly within Clallam and Jefferson Counties where the December 2013 unemployment rates are above both state and national aggregates.
Table 2.3
First Federal Savings and Loan Association of Port Angeles
Market Area Unemployment Trends

	Dec. 2012	Dec. 2013
Region	Unemployment	Unemployment

United States	7.8%	6.7%
Washington	7.7	6.5
Clallam County	9.9	8.6
Jefferson County	9.5	8.4
Kitsap County	7.0	6.1
Whatcom County	6.9	6.4

Source: U.S. Department of Labor.
Real Estate Trends

1.	Home Resales
Home resales activity across Washington during the six months ended December 2013 surpassed the mark posted during the same period in 2012, a positive indicator for an industry that has been severely impacted by the recession that commenced in 2008. An improving job market is helping the housing sector in Washington and according to the Washington Center for Real Estate Research (“WCRER”), home resales during the fourth quarter of 2013 totaled 91,340, a 9.2% increase from the same period a year prior. Conversely, statewide home resales decreased by 8.6% over the last quarter (more a function of seasonality). Home prices

RP® Financial, LC.	MARKET AREA ANALYSIS
II.11

are reflecting an improving trend, as the median resale price increased by 6.0% (to $256,300) for the fourth quarter of 2013, from the level reported for the same period a year prior.
Similarly, home resales in the Bank’s market area reflect a comparable trend. For the fourth quarter of 2013, home resales for Clallam, Jefferson, and Kitsap Counties were up 47.1% (1,000 home resales), 8.7% (500 home resales), and 12.9% (3,590 home resales) from the same period last year. For the quarter ended December 31, 2013, Clallam County experienced an increase in home sales from last quarter (4.2%), while Jefferson and Kitsap Counties experienced declines in home sales from the last quarter at 18.0% and 10.7%. Median resale prices for Clallam, Jefferson and Kitsap Counties reported improvements from a year ago, at 2.8%, 0.2% and 3.6%, respectively. Specifically, the median resale price for existing homes in Clallam, Jefferson, and Kitsap Counties equaled $201,000, $269,400, and $239,000 for the fourth quarter of 2013.
Market Area Deposit Characteristics
Table 2.4 displays deposit market trends and deposit market share for commercial banks and savings institutions in the market area from June 30, 2009 to June 30, 2013. Deposit growth trends are important indicators of a market area’s current and future prospects for growth. The table indicates that commercial banks hold a large portion of the statewide deposit base, 90.5% as of June 30, 2013. Since June 30, 2009, commercial banks have increased their deposits at a greater rate than savings institutions, 1.3% on an annual basis versus an annualized net decline of 2.3% for savings institutions. There were a total of 1,864 banking offices in the state of Washington as of June 30, 2013.
Within the Bank’s market area, the table indicates that annualized deposit growth rates over the last four years show slight declines in deposits for each market area county, with the exception of Kitsap County, which recorded an increase of 0.4%. Notably, however, First Federal reported annualized growth of 2.1% in Clallam County and 8.0% in Jefferson County over the same time period and reported relatively high deposit market shares of 35.5% and 16.2% in the same counties. This growth by the Bank reveals success in competitive positioning in the market area. First Federal did not have a depository branch in Whatcom County as of June 30, 2013, and had only minimal deposits in Kitsap County.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.12

Table 2.4
First Federal Savings and Loan Association of Port Angeles
Deposit Summary

	As of June 30,
	2009			2013			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2009-2013
	(Dollars in Thousands)						(%)

Washington	$113,334,000	100.0%	1,924	$117,772,000	100.0%	1,864	1.0%
Commercial Banks	101,060,000	89.2%	1,731	106,593,000	90.5%	1,685	1.3%
Savings Institutions	12,274,000	10.8%	193	11,179,000	9.5%	179	-2.3%

4 County Market Area	$7,532,321	----	197	$7,428,445	----	169	-0.3%

Clallam County	$1,504,608	100.0%	33	$1,469,346	100.0%	28	-0.6%
Commercial Banks	847,960	56.4%	22	891,818	60.7%	20	1.3%
Savings Institutions	656,648	43.6%	11	577,528	39.3%	8	-3.2%
First Federal	479,624	31.9%	7	521,440	35.5%	7	2.1%

Jefferson County	$487,877	100.0%	16	$476,766	100.0%	12	-0.6%
Commercial Banks	431,253	88.4%	14	399,661	83.8%	11	-1.9%
Savings Institutions	56,624	11.6%	2	77,105	16.2%	1	8.0%
First Federal	56,624	11.6%	2	77,105	16.2%	1	8.0%

Kitsap County	$2,375,061	100.0%	76	$2,409,240	100.0%	63	0.4%
Commercial Banks	2,247,950	94.6%	71	2,249,146	93.4%	57	0.0%
Savings Institutions	127,111	5.4%	5	160,094	6.6%	6	5.9%
First Federal	NA	0.0%	0	365	0.0%	1	NA

Whatcom County	$3,164,775	100.0%	72	$3,073,093	100.0%	66	-0.7%
Commercial Banks	3,121,642	98.6%	71	2,710,720	88.2%	59	-3.5%
Savings Institutions	43,133	1.4%	1	362,373	11.8%	7	70.2%
First Federal	NA	0.0%	0	NA	0.0%	0	NA

Source: FDIC.
The lack of deposit growth has been due in part to changes in the banking institutions with a presence in the North Olympic Peninsula region of Washington. Several regional banking competitors failed during the recent banking crisis, including Washington Mutual, Frontier Bank, Horizon Bank and Westsound Bank. The remaining competitors are dominated by large institutions with a national presence. These types of institutions in general do not focus on servicing rural regions such as First Federal’s market area.
Similar to statewide figures, commercial banks hold in excess of 80% or more of total financial institution deposits in three of the four market area counties, the exception being Clallam County, where savings institution deposits equaled 39.3% of total deposits. Savings institutions experienced decreases in deposit balances and market share in Clallam and Whatcom Counties, due in part to the charter conversion of a savings institution to a bank.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.13

Market Area Deposit Competition
As indicated on the previous page and detailed in Table 2.5, significant competitors for the Bank consist of large nationwide and superregional banks, including Bank of America, Wells Fargo and JPMorgan Chase, all of whom maintain a strong presence in the regional market. This factor, however, allows First Federal to position itself as a community bank, locally owned and managed. This has been a major factor in the Bank’s ability to expand the deposit base in recent years.
As of June 30, 2013, First Federal maintained relatively large deposit market shares in the market area counties, ranking first in Clallam County with 35.5% of total county deposits and ranking third in Jefferson County with 16.2% of total county deposits. As mentioned previously, as of June 30, 2013, the Bank had recently established a depository branch in Kitsap County and held only a minimal amount of deposits. The Bank did not have any deposits in Whatcom County; however the market deposit competitors are included for comparable purposes.
Table 2.5
First Federal Savings and Loan Association of Port Angeles
Market Area Counties Deposit Competitors
Clallam County, WA        First Federal (35.5%)(1 of 12)
Sound Community Bank (12.4%)
Bank of America, NA (10.8%)
US Bank, NA (6.8%)
JP Morgan Chase Bank (6.6%)
Jefferson County, WA     Bank of America, NA (20.8%)
Kitsap Bank (20.7%)
First Federal (16.2%)(3 of 8)
Union Bank, NA (10.2%)
Wells Fargo Bank, NA (9.8%)
Kitsap County, WA         Kitsap Bank (23.3%)
Bank of America, NA (21.0%)
JP Morgan Chase Bank (11.8%)
Wells Fargo (10.2%)
First Federal (0.02%)(16 of 16)
Whatcom County, WA     Peoples Bank (21.9%)
Bank of America, NA (12.2%)
Washington Federal (11.8%)
US Bank, NA (8.5%)
Wells Fargo Bank, N.A. (8.0%)
First Federal (--%)(-- of 15)
Source: FDIC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS
This chapter presents an analysis of First Federal’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of First Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to First Federal, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.
Peer Group Selection
The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are 119 publicly-traded thrift institutions nationally, which includes 15 publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since First Federal will be a full stock public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.
From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of First Federal. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•
Screen #1: Northwest and Western institutions (excluding California) with assets between $300 million and $1.5 billion and positive core earnings. Five companies met this criteria and all were included in the Peer Group.

•
Screen #2: Midwest institutions with assets between $550 million and $1.25 billion, positive core earnings, NPAs less than 4%. Five of the six companies meeting the criteria were included in the Peer Group.

◦	Citizens Community Bancorp, Inc. of WI was excluded from consideration due to their consumer lending concentration and supermarket branch network.
Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and First Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of First Federal’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.
In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to First Federal’s characteristics is detailed below.

•
HF Financial Corp of SD (“HFFC”) operates through 27 retail banking offices in South Dakota and Minnesota. In comparison to the Association, HFFC reported a similar earning asset and costing liability structure, similar profitability, level of investment in MBS/residential loans and reserve coverage ratios. HFFC had a market capitalization of $95 million at February 14, 2014.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts

										As of
										February 14, 2014
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets (1)	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)

HFFC	HF Financial Corp.	NASDAQ	MW	Sioux Falls	SD	$1,251	27	Jun	4/8/92	$13.45	$95
FFNW	First Financial Northwest Inc	NASDAQ	WE	Renton	WA	892	1	Dec	10/10/07	10.36	170
RVSB	Riverview Bancorp Inc.	NASDAQ	WE	Vancouver	WA	789	18	Mar	10/1/97	3.45	78
TSBK	Timberland Bancorp Inc.	NASDAQ	WE	Hoquiam	WA	746	22	Sep	1/13/98	11.23	79
FSFG	First Savings Financial Group	NASDAQ	MW	Clarksville	IN	660	16	Sep	10/7/08	23.25	53
FCLF	First Clover Leaf Fin Corp.	NASDAQ	MW	Edwardsville	IL	647	5	Dec	7/11/06	9.09	64
CHEV	Cheviot Financial	NASDAQ	MW	Cheviot	OH	592	12	Dec	1/18/12	10.45	71
IROQ	IF Bancorp Inc.	NASDAQ	MW	Watseka	IL	540	5	Jun	7/8/11	16.40	73
EBMT	Eagle Bancorp Montana, Inc.	NASDAQ	WE	Helena	MT	514	13	Jun	4/5/10	10.65	42
FSBW	FS Bancorp Inc.	NASDAQ	WE	Mountlake Terrace	WA	396	8	Dec	7/10/12	16.86	55
(1) As of September 30, 2013.
Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•
First Financial Northwest, Inc. of WA (“FFNW”) FFNW also operates in the state of Washington, and similar characteristics include a relatively low level of operating expenses, low loan loss provisions, along with a concentration in MBS/1-4 family loans, less favorable asset quality and reserve coverage ratios. FFNW had a market capitalization of $170 million at February 14, 2014.

•
Riverview Bancorp, Inc. of WA (“RVSB”) RVSB operates from 18 offices in the Vancouver, Washington region. RVSB reported a lower equity level, less dependence on borrowed funds, higher profitability supported by a higher net interest income ratio, more diversification into commercial lending and similar asset quality ratios. RVSB had a market capitalization of $78 million at February 14, 2014.

•
Timberland Bancorp, Inc. of WA (“TSBK”) TSBK operates from 22 offices in Seattle, Olympia, and southern suburbs of Seattle, Washington. TSBK reported similar equity levels, higher profitability supported by a higher net interest income ratio, more diversification into commercial lending and a higher risk asset ratio, and less favorable asset quality ratios. TSBK had a market capitalization of $80 million at February 14, 2013.

•
First Savings Financial Group of IN (“FSFG”) operates 16 branch offices in southern Indiana. FSFG had a similar loan/investment mix and funding operations in relation to the Peer Group, along with a similar equity ratio, much higher profitability, and similar non-interest income, higher loan diversification and similar asset quality ratios. FSFG had a market capitalization of $53 million at February 14, 2014.

•
First Clover Leaf Financial Corp of IL (“FCLF”) operates through five retail banking offices in western Illinois in markets adjacent to St. Louis, Missouri. FCLF reported a generally similar investment in earning assets/costing liabilities, a lower tangible equity ratio, lower non-interest expense, greater loan portfolio diversification and more favorable asset quality ratios. FCLF had a market capitalization of $64 million at February 14, 2014.

•
Cheviot Financial, Inc. of OH (“CHEV”) operates through a total of 12 offices in southwestern Ohio. CHEV was selected due to a higher equity ratio, similar level of investments, slightly lower profitability, lower operating expenses, lower loan portfolio diversification and similar asset quality ratios, offset by lower reserve coverage ratios. CHEV had a market capitalization of $71 million at February 14, 2014.

•
IF Bancorp, Inc. of IL (“IROQ”) operates 5 branches in central Illinois. IROQ reported similar levels of loans and deposits, higher equity, higher profitability supported by lower operating expenses, more loan diversification into commercial real estate, and more favorable asset quality ratios. IROQ had a market capitalization of $73 million at February 14, 2014.

•
FS Bancorp of WA (“FSBW”) operates 8 branch offices in western Washington. FSBW reported a higher level of loans and deposits on the balance sheet, higher equity, higher profitability, higher operating expenses, higher investment in consumer loans and higher reserve coverage ratios. FSBW had a market capitalization of $55 million at February 14, 2014.

•	Eagle Bancorp of MT (“EBMT”) EBMT operates out of 13 offices in southwestern Montana, and reported a lower level of loans and higher investments, lower equity,

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

similar profitability, less investment in commercial loans, stronger asset quality. EBMT had a market capitalization of $42 million at February 14, 2014.
In the aggregate, the Peer Group companies maintain a slightly lower tangible equity level, in comparison to the industry median (10.43% of assets versus 11.57% for all non-MHC public companies) and generate a similar level of core profitability (0.62% of average assets for the Peer Group versus 0.60% for all non-MHC public companies). The Peer Group reported a slightly higher median core ROE than the Peer Group (5.24% for the Peer Group versus 4.34% for all non-MHC public companies). Overall, the Peer Group’s pricing ratios were at a slight discount to all full stock publicly traded thrift institutions on a P/TB basis, as well as on a P/E core basis.

	All Non-MHC	Peer
	Public-Thrifts	Group

Financial Characteristics (Medians)	$771	$667
Assets ($Mil)	$95	$72
Market Capitalization ($Mil)	11.57%	10.43%
Tangible Equity/Assets (%)	0.60%	0.62%
Core Return on Average Assets (%)	4.34%	5.24%
Core Return on Average Equity (%)

Pricing Ratios (Medians)(1)
Price/Core Earnings (x)	17.20x	17.20x
Price Tangilbe Book (%)	102.39%	98.58%
Price/Assets (%)	12.34%	10.45%
(1) Based on market prices as of February 14, 2014.
The thrifts selected for the Peer Group were relatively comparable to First Federal in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between First Federal and the Peer Group on average, there are some notable differences that lead to valuation adjustments. The following comparative analysis highlights key similarities and differences between First Federal and the Peer Group.
Financial Condition
Table 3.2 shows comparative balance sheet measures for First Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s ratios reflect balances as of December 31, 2013, while the Peer Group’s ratios reflect balances as of September 30, 2013. On a reported and tangible basis, First Federal’s equity-to-assets ratio and tangible equity to assets ratio of 10.1% were below the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of September 30, 2013

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tangible	Tier 1	Risk-Based
			Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Capital (2)	Risk-Based	Capital

First Federal of Port Angeles
December 31, 2013			4.82%	30.88%	2.29%	59.70%	76.38%	12.73%	0.00%	10.09%	0.00%	10.09%	0.32%	-8.10%	7.61%	0.40%	0.00%	1.01%	1.01%	10.00%	19.05%	20.31%

All Public Companies
Averages			6.03%	20.83%	1.86%	66.92%	74.39%	10.80%	0.38%	13.23%	0.71%	12.52%	3.34%	4.23%	5.06%	3.80%	1.71%	4.67%	3.78%	12.60%	19.42%	20.52%
Medians			3.76%	16.71%	1.94%	69.25%	75.80%	8.67%	0.00%	12.35%	0.02%	11.33%	1.01%	-0.58%	3.31%	1.18%	-2.09%	-0.76%	-0.59%	12.30%	18.11%	19.32%

State of WA
Averages			8.69%	12.40%	1.84%	70.21%	78.44%	5.72%	0.84%	13.56%	0.67%	12.88%	1.09%	6.16%	0.75%	0.77%	42.37%	3.21%	3.85%	15.35%	18.68%	19.91%
Medians			6.13%	13.75%	1.87%	71.39%	80.42%	5.19%	0.00%	12.53%	0.01%	12.15%	-0.69%	15.33%	1.07%	-0.85%	-1.08%	2.59%	2.59%	15.85%	17.33%	18.58%

Comparable Group
Averages			7.58%	22.12%	1.74%	62.99%	77.84%	7.40%	0.65%	13.07%	1.11%	11.96%	9.42%	19.74%	7.35%	13.22%	25.95%	-2.98%	-4.28%	13.30%	20.63%	21.89%
Medians			3.03%	22.46%	1.78%	61.13%	79.84%	6.54%	0.00%	12.24%	1.14%	11.10%	4.21%	7.01%	3.34%	5.66%	-1.93%	-1.87%	-2.11%	13.47%	19.30%	20.59%

Comparable Group
CHEV	Cheviot Financial	OH	2.68%	31.46%	2.64%	56.96%	79.68%	3.40%	0.00%	15.74%	1.84%	13.90%	-6.58%	-17.64%	-1.97%	-4.74%	-20.83%	-13.27%	-14.57%	13.47%	25.00%	25.50%
EBMT	Eagle Bancorp Montana, Inc.	MT	1.39%	39.68%	2.13%	49.44%	83.35%	5.54%	1.00%	9.38%	1.51%	7.87%	60.56%	88.19%	44.07%	93.88%	-13.35%	-10.72%	-25.10%	10.10%	NA	NA
FCLF	First Clover Leaf Fin Corp.	IL	18.82%	17.43%	1.30%	57.16%	80.74%	7.04%	0.62%	11.37%	1.81%	9.56%	17.09%	91.30%	-5.01%	24.20%	-2.00%	-6.73%	-7.54%	9.54%	15.73%	17.68%
FFNW	First Financial Northwest Inc	WA	2.54%	17.77%	0.28%	73.19%	69.44%	8.30%	0.00%	20.82%	0.00%	20.82%	-8.36%	-34.30%	0.35%	-11.05%	-10.91%	0.35%	0.35%	18.51%	26.88%	28.14%
FSFG	First Savings Financial Group	IN	3.38%	27.15%	1.96%	61.89%	72.33%	14.48%	0.00%	12.45%	1.51%	10.94%	3.37%	-3.14%	4.89%	-3.34%	69.23%	-0.81%	-0.45%	10.36%	15.78%	17.04%
FSBW	FS Bancorp Inc.	WA	6.90%	12.33%	1.52%	73.77%	80.00%	3.45%	0.00%	15.71%	0.00%	15.71%	16.08%	44.43%	9.16%	15.30%	233.27%	4.82%	4.82%	15.85%	19.30%	20.59%
HFFC	HF Financial Corp.	SD	2.07%	32.03%	1.61%	60.37%	75.50%	12.15%	1.99%	7.68%	0.39%	7.29%	8.43%	11.99%	7.43%	9.60%	11.01%	-2.92%	-3.63%	NA	NA	NA
IROQ	IF Bancorp Inc.	IL	2.02%	35.70%	1.45%	58.86%	70.51%	13.32%	0.00%	15.22%	0.00%	15.22%	5.05%	-14.13%	22.07%	10.37%	-4.72%	-6.93%	-6.93%	15.30%	26.40%	27.70%
RVSB	Riverview Bancorp Inc.	WA	19.30%	6.01%	2.21%	64.78%	85.29%	0.30%	2.88%	10.35%	3.25%	7.10%	-2.55%	28.61%	-9.29%	-3.78%	-0.30%	7.13%	10.88%	NA	NA	NA
TSBK	Timberland Bancorp Inc.	WA	16.70%	1.65%	2.29%	73.51%	81.57%	6.04%	0.00%	12.03%	0.77%	11.25%	1.18%	2.04%	1.79%	1.73%	-1.86%	-0.70%	-0.59%	NA	15.30%	16.56%

(1) Includes loans held for sale.
(2) The tangible capital ratio as defined under the latest OTS guidelines at period-end. For holding companies this represents the value for the company's largest subsidiary.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Peer Group’s median equity/assets and tangible equity/assets ratios of 12.2% and 11.1%, respectively. The more modest differential in the tangible equity ratios reflects the lower proportion of goodwill and other intangible assets for First Federal in comparison to the Peer Group (0.0% for First Federal and 1.1% for the Peer Group median and average).
The Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity and tangible equity ratio that will be above the Peer Group’s ratios. The increase in First Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity results. Both First Federal’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently modestly lower than the Peer Group’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will become more significant.
The interest-earning asset compositions for the Bank and the Peer Group contained some differences. The Bank’s loans-to-assets ratio of 59.7% was slightly below the comparable Peer Group ratio of 61.1%, indicating a level of restriction on interest income for the Bank as loans represent higher yielding assets than investment securities. At the same time, First Federal’s level of cash and investments, equal to 35.7% of assets was above the comparable Peer Group average and median of 29.7% and 25.5%. First Federal also reported investment in BOLI of 2.3% of assets, above the 1.8% median ratio for the Peer Group. Overall, First Federal’s interest-earning assets amounted to 97.7% of assets, which was above the Peer Group’s average ratio of 94.4%.
First Federal’s funding composition reflected a slightly lower level of deposits, and a greater reliance on borrowings as a supplemental funding source than the Peer Group. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 89.1% and 86.4%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will likely be more in line with the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 109.7% and 109.3%, respectively. The additional equity realized from stock proceeds will serve to strengthen First Federal’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in equity provided

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.
The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for First Federal based on the 12 months ended December 31, 2013 and the Peer Group based on annual growth rates for the 12 months ended September 30, 2013. First Federal recorded minimal asset growth of 0.3% compared to median asset growth of 4.2% for the Peer Group. Within the Bank’s asset base, cash and investments decreased at an annual rate of 8.1%, offset by a 7.6% increase in loans. First Federal’s asset growth was funded solely by a 0.4% increase in deposits, as borrowings remained unchanged over the last twelve months. The Peer Group’s asset base recorded growth in both cash and investments and loans, with cash and investments increasing at a higher rate than loans. The Peer Group reported notable growth in deposits (5.7%), offset in part by a slight reduction in borrowings.
Reflecting recent profitability and the impact of changes in the market value adjustment for securities held as “available for sale”, resulted in a net increase in equity at a 1.0% annual rate over the last 12 month period for First Federal, versus a 1.9% decrease in equity balances for the Peer Group. The increase in equity realized from stock proceeds will likely depress the Bank’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s equity growth rate in the longer term following the stock offering.
Income and Expense Components
Table 3.3 shows comparative income statement measures for First Federal and the Peer Group, reflecting earnings for the 12 months ended December 31, 2013 for the Bank and the 12 months ended September 30, 2013 for the Peer Group. First Federal reported net income of 0.38% of average assets versus the Peer Group’s net income ratios of 0.80% and 0.63% of average assets based on the average and median, respectively. The Bank’s net income was achieved mainly through a lower level of operating expenses and a lower effective tax rate. Offsetting these factors was lower net interest income and non-interest income.
First Federal reported a lower net interest income to average assets ratio of 2.67% versus 3.04% for the Peer Group, which was reflective of the Bank’s lower yield-cost spread. First Federal maintained a lower yield on interest-earning assets (3.45% versus 3.88% for the Peer Group median), along with a slightly higher cost of funds (0.82% versus a median of 0.79% for the Peer Group). The impact of the foregoing characteristics of the Bank and the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended September 30, 2013

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate

First Federal of Port Angeles
December 31, 2013			0.38%	3.35%	0.68%	2.67%	0.12%	2.55%	0.15%	0.51%	2.72%	-0.01%	0.00%	0.12%	3.45%	0.82%	2.63%	$4,764	23.53%

All Public Companies
Averages			0.52%	3.75%	0.75%	3.01%	0.22%	2.79%	0.45%	0.56%	3.04%	0.12%	0.00%	0.28%	4.04%	0.96%	3.10%	$5,542	29.28%
Medians			0.60%	3.75%	0.70%	3.06%	0.15%	2.87%	0.10%	0.46%	2.84%	0.04%	0.00%	0.27%	4.08%	0.93%	3.12%	$4,989	31.73%

State of WA
Averages			1.08%	4.19%	0.68%	3.52%	0.12%	3.40%	1.77%	0.71%	4.80%	0.02%	0.00%	0.01%	4.55%	0.86%	3.69%	$3,924	23.71%
Medians			0.92%	4.13%	0.61%	3.28%	0.14%	3.18%	0.23%	0.80%	4.37%	0.03%	0.00%	0.17%	4.48%	0.78%	3.41%	$3,072	29.84%

Comparable Group
Averages			0.80%	3.82%	0.63%	3.19%	0.14%	3.06%	0.46%	0.59%	3.30%	0.10%	0.00%	0.04%	4.16%	0.86%	3.47%	$4,681	18.86%
Medians			0.63%	3.52%	0.60%	3.04%	0.13%	2.89%	0.15%	0.59%	2.93%	0.03%	0.00%	0.24%	3.88%	0.79%	3.41%	$3,995	30.96%

Comparable Group
CHEV	Cheviot Financial	OH	0.30%	3.23%	0.75%	2.49%	0.20%	2.29%	0.14%	0.39%	2.37%	-0.04%	0.00%	0.11%	3.72%	0.93%	2.79%	$4,973	26.35%
EBMT	Eagle Bancorp Montana, Inc.	MT	0.46%	3.28%	0.46%	2.82%	0.13%	2.69%	1.29%	0.63%	4.33%	0.77%	0.00%	-0.16%	3.63%	NA	NA	$2,762	-51.71%
FCLF	First Clover Leaf Fin Corp.	IL	0.66%	3.39%	0.61%	2.78%	0.14%	2.64%	0.16%	0.24%	2.13%	0.06%	0.00%	0.31%	3.59%	0.79%	2.80%	$6,880	31.83%
FFNW	First Financial Northwest Inc	WA	2.41%	4.21%	0.93%	3.27%	0.01%	3.26%	0.00%	0.06%	2.39%	0.03%	0.00%	-1.52%	4.49%	1.21%	3.28%	$9,288	NM
FSFG	First Savings Financial Group	IN	0.72%	4.17%	0.60%	3.57%	0.29%	3.28%	0.08%	0.58%	2.94%	0.00%	0.00%	0.28%	4.75%	0.77%	3.98%	$3,862	27.83%
FSBW	FS Bancorp Inc.	WA	1.20%	5.74%	0.57%	5.17%	0.79%	4.38%	2.03%	0.60%	5.39%	0.12%	0.00%	0.54%	6.06%	0.77%	5.29%	$2,571	30.96%
HFFC	HF Financial Corp.	SD	0.40%	3.17%	0.85%	2.33%	0.07%	2.25%	0.37%	0.85%	2.91%	0.05%	0.00%	0.21%	3.43%	1.09%	2.34%	$4,127	34.67%
IROQ	IF Bancorp Inc.	IL	0.62%	3.31%	0.57%	2.73%	0.13%	2.61%	0.12%	0.57%	2.40%	0.04%	0.00%	0.33%	3.41%	NA	NA	$5,934	34.67%
RVSB	Riverview Bancorp Inc.	WA	0.59%	3.65%	0.36%	3.29%	-0.78%	4.07%	0.12%	0.97%	4.57%	0.00%	0.00%	0.00%	4.03%	0.49%	3.54%	$3,521	0.60%
TSBK	Timberland Bancorp Inc.	WA	0.64%	4.08%	0.60%	3.48%	0.39%	3.09%	0.34%	1.05%	3.55%	-0.06%	0.00%	0.34%	4.48%	0.79%	3.69%	$2,890	34.58%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Peer Group’s yields and costs are reflected in the reported ratios of interest income and expense to average assets. In this regard, the Bank’s interest income to average assets was below the Peer Group, while the ratio of interest expense was slightly higher in comparison to the Peer Group median.
In another key area of core earnings strength, the Bank reported a lower ratio of operating expenses, 2.72% of average assets versus the Peer Group (2.93% of average assets). In addition, First Federal maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.8 million for the Bank, versus a comparable measure of $4.0 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of the ESOP and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, First Federal’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.
When viewed together, net interest income and operating expenses provide considerable insight into a savings institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were slightly less favorable than the Peer Group’s, based on respective expense coverage ratios of 0.98x for First Federal and 1.04x for the Peer Group. A ratio less than 1.00x typically indicates that an institution depends on non-interest operating income to achieve profitable operations.
Sources of non-interest operating income provided a similar contribution to First Federal and the Peer Group’s earnings. Non-interest operating income equaled 0.51% and 0.59% of First Federal’s and the Peer Group’s average assets, respectively. Both the Bank and the Peer Group also reported gains on the sale of loans of 0.15% of average assets over the most recent 12 month period. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group's earnings, First Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 81.7% was at a slight disadvantage to the Peer Group's efficiency ratio of 77.5%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Loan loss provisions had a similar impact on both the Bank’s and Peer Group’s earnings, with loan loss provisions established equaling 0.12% and 0.13% of average assets, respectively. The impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage based lenders, were indicative of asset quality factors facing the overall thrift industry in the current operating environment.
For the 12 months ended December 31, 2013, the Bank reported a net non-operating loss equal to 0.01% of average assets, while the Peer Group reported 0.03% of average assets of net non-operating gains. Non-operating expense for First Federal reflected the loss recorded on the sale of investment securities ($68,000). Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group's earnings.
For the twelve months ended September 30, 2013, the Peer Group reported a median effective tax rate of 30.96%, while First Federal reported an effective tax rate of 23.53%. As indicated in the prospectus, the Bank’s effective marginal tax rate is assumed to equal 34% when calculating the after tax return on conversion proceeds.
Loan Composition
Table 3.4 presents data related to the comparative loan portfolio composition (including the investment in MBS) for First Federal and the Peer Group. The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group median (57.68% of assets versus 31.72% for the Peer Group). The Bank’s higher ratio was attributable to maintaining higher concentrations of 1-4 family permanent mortgage loans, as well as higher MBS relative to the Peer Group’s ratios. The Bank reported a balance of loans serviced for others of $240.3 million, while the majority of Peer Group members also reported a balance of loans serviced for others,

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of September 30, 2013

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Serviced	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	For Others	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
First Federal of Port Angeles
December 31, 2013			21.96%	35.72%	2.25%	3.44%	15.04%	2.79%	1.52%	52.43%	$240,300	$1,263

All Public Companies
Averages			12.38%	33.17%	2.92%	7.27%	17.31%	4.13%	1.86%	64.71%	$1,583,919	$15,855
Medians			10.41%	32.22%	2.00%	2.48%	17.76%	2.87%	0.32%	65.36%	$30,304	$275

State of WA
Averages			7.65%	24.40%	6.18%	6.22%	25.22%	3.79%	5.74%	75.50%	$2,047,242	$25,244
Medians			8.67%	21.12%	5.22%	5.76%	25.26%	3.18%	0.53%	75.85%	$171,154	$1,232

Comparable Group
Averages			9.32%	23.46%	4.17%	5.44%	21.15%	4.53%	4.07%	67.22%	$260,713	$2,191
Medians			8.39%	23.33%	3.64%	4.70%	18.42%	4.53%	1.12%	66.23%	$135,703	$1,089

Comparable Group
CHEV	Cheviot Financial	OH	2.20%	40.84%	0.41%	3.86%	9.98%	1.48%	0.46%	52.66%	$149,616	$1,292
EBMT	Eagle Bancorp Montana, Inc.	MT	12.77%	25.82%	1.86%	1.24%	13.11%	5.24%	2.55%	NA	$499,472	$3,420
FCLF	First Clover Leaf Fin Corp.	IL	5.38%	20.84%	3.22%	4.89%	19.03%	8.58%	0.23%	61.90%	$110,527	$885
FFNW	First Financial Northwest Inc	WA	12.58%	32.28%	5.80%	11.94%	24.31%	0.06%	0.04%	68.66%	$2,929	$43
FSFG	First Savings Financial Group	IN	10.77%	30.66%	3.97%	4.05%	17.81%	3.65%	1.45%	63.81%	$0	$0
FSBW	FS Bancorp Inc.	WA	6.02%	12.97%	10.94%	1.19%	10.13%	8.76%	31.20%	81.64%	$220,519	$2,003
HFFC	HF Financial Corp.	SD	27.66%	10.17%	3.32%	4.74%	26.12%	5.83%	1.98%	NA	$1,100,189	$11,096
IROQ	IF Bancorp Inc.	IL	13.05%	28.61%	0.17%	10.99%	14.20%	3.82%	1.75%	NA	$76,359	$516
RVSB	Riverview Bancorp Inc.	WA	1.97%	14.04%	4.27%	4.66%	37.75%	5.53%	0.25%	NA	$121,789	$388
TSBK	Timberland Bancorp Inc.	WA	0.77%	18.42%	7.74%	6.85%	39.07%	2.35%	0.80%	74.63%	$325,726	$2,266

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

which at a median totaled $171.2 million. The Bank and the Peer Group also maintained balances of loan servicing intangibles.
Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group compared to the Bank, as all loans outside of residential 1-4 family loans (including home equity loans and HELOCs) equaled 32.41% of assets for the Peer Group and 25.04% of assets for the Bank. Less diversification of the loan portfolio (along with the lower loans/assets ratio mentioned earlier) also resulted in First Federal’s lower risk weighted assets- to-assets ratio as compared to the Peer Group (52.43% versus 66.23% for the Peer Group). In fact, First Federal’s risk weighted assets-to-assets ratio was lower than all of the Peer Group companies, which ranged from a low of 52.66% to a high of 81.64%. The Peer Group reported the most significant diversification into commercial real estate lending (18.42% of assets), followed by multi-family lending (4.70% of assets). The Bank’s highest level of lending diversification was also in commercial real estate lending (15.04% of assets), followed by multi-family lending (3.44% of assets).
Credit Risk
Based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be somewhat more favorable in comparison to the Peer Group’s. As shown in Table 3.5, the Bank’s NPAs/assets and adjusted NPAs/assets (excluding performing TDRs) ratios equaled 2.37% and 1.10%, respectively, versus comparable measures of 2.31% and 1.87% for the Peer Group medians. The ratio of REO to assets was much lower for the Bank (0.19%) versus the Peer Group median at 0.64%. First Federal reported more favorable reserve coverage ratios compared to the Peer Group, reporting higher reserves as a percent of loans and NPAs. Net loan charge-offs as a percent of loans were somewhat lower for the Bank, as net loan charge-offs as a percentage of loans for the Bank equaled 0.25% of loans versus 0.28% of loans for the Peer Group.
Interest Rate Risk
Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, First Federal’s interest rate risk characteristics were considered to be less favorable than the Peer Group. The Bank’s equity-to-assets and IEA/IBL ratios were lower than the Peer Group, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Bank. The Bank reported a lower level of non-interest earning assets, a favorable comparative factor, which

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5
Credit Risk Measures and Related Informtion
Comparable Institution Analysis
As of September 30, 2013

				NPAs &	Adj NPAs &				Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
First Federal of Port Angeles
December 31, 2013			0.19%	2.37%	1.10%	3.59%	1.64%	45.59%	41.94%	$1,208	0.25%

All Public Companies
Averages			0.41%	2.67%	1.72%	3.29%	1.43%	68.48%	55.00%	$6,321	0.43%
Medians			0.16%	1.74%	1.28%	2.32%	1.25%	52.57%	44.95%	$1,219	0.23%

State of WA
Averages			1.24%	5.51%	2.54%	5.95%	1.94%	47.73%	33.02%	$2,961	0.48%
Medians			1.42%	5.71%	2.72%	5.74%	1.84%	30.02%	22.06%	$2,093	0.53%

Comparable Group
Averages			0.75%	3.30%	1.94%	3.73%	1.51%	71.33%	50.25%	$1,345	0.32%
Medians			0.64%	2.31%	1.87%	3.12%	1.45%	48.90%	36.82%	$1,095	0.28%

Comparable Group
CHEV	Cheviot Financial	OH	0.71%	2.60%	2.02%	3.30%	0.47%	14.06%	10.20%	$1,646	0.49%
EBMT	Eagle Bancorp Montana, Inc.	MT	0.10%	0.26%	0.24%	0.32%	0.85%	241.25%	150.94%	$402	0.18%
FCLF	First Clover Leaf Fin Corp.	IL	0.93%	2.22%	2.10%	2.23%	1.48%	66.18%	38.56%	$964	0.25%
FFNW	First Financial Northwest Inc	WA	1.41%	9.52%	2.47%	10.88%	1.85%	16.97%	14.45%	$1,997	0.31%
FSFG	First Savings Financial Group	IN	0.12%	2.39%	1.49%	3.58%	1.34%	37.36%	35.08%	$1,226	0.30%
FSBW	FS Bancorp Inc.	WA	0.57%	1.55%	0.96%	1.30%	1.84%	136.96%	86.45%	$1,987	0.67%
HFFC	HF Financial Corp.	SD	0.02%	1.82%	1.72%	2.94%	1.42%	47.78%	47.23%	$893	0.13%
IROQ	IF Bancorp Inc.	IL	0.05%	1.18%	0.85%	1.81%	1.23%	68.13%	62.14%	$377	0.13%
RVSB	Riverview Bancorp Inc.	WA	1.71%	5.18%	3.76%	5.22%	2.62%	50.01%	33.51%	$344	0.06%
TSBK	Timberland Bancorp Inc.	WA	1.87%	6.24%	3.75%	5.75%	2.00%	34.60%	23.94%	$3,614	0.65%
(1) NPAs are defined as nonaccrual loans, performing TDRs, and OREO.
(2) Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).
(3) NPLs are defined as nonaccrual loans and performing TDRs.
(4) Net loan chargeoffs are shown on a last twelve month basis for the Peer Group and on an annualized basis for First Federal.

Source: SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of September 30, 2013

			Balance Sheet Measures
			Tangible	Avg	Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	Avg IBL	Assets	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
First Federal of Port Angeles
December 31, 2013			10.1%	109.7%	4.6%	-8	22	0	-4	-2	-4

All Public Companies			12.6%	121.2%	7.6%	2	-2	-7	-2	-1	-1
State of WA			12.9%	123.0%	7.1%	8	-1	-6	-2	6	9

Average			12.1%	120.4%	8.6%	-1	-2	-6	-6	-3	1
Median			11.2%	121.3%	8.8%	-4	-2	-6	-4	-4	4

Comparable Group
CHEV	Cheviot Financial	OH	14.2%	NA	12.4%	-4	-4	-4	1	0	-4
EBMT	Eagle Bancorp Montana, Inc.	MT	8.0%	113.4%	10.7%	19	-17	-21	-29	17	-20
FCLF	First Clover Leaf Fin Corp.	IL	9.7%	116.5%	12.9%	-4	-10	-10	-20	-7	4
FFNW	First Financial Northwest Inc	WA	20.8%	121.3%	6.3%	-4	26	29	1	7	-9
FSFG	First Savings Financial Group	IN	11.1%	115.6%	8.8%	1	-14	12	1	-25	4
FSBW	FS Bancorp Inc.	WA	15.7%	129.4%	5.7%	-10	10	-16	22	20	-14
HFFC	HF Financial Corp.	SD	7.3%	123.1%	7.2%	-5	-13	-8	-4	-20	13
IROQ	IF Bancorp Inc.	IL	15.2%	117.6%	4.7%	10	5	0	-7	-16	4
RVSB	Riverview Bancorp Inc.	WA	7.3%	124.9%	9.0%	-10	-1	-46	-18	2	10
TSBK	Timberland Bancorp Inc.	WA	11.3%	121.5%	8.7%	-6	4	3	-4	-12	19

NA=Change is greater than 100 basis points during the quarter.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.
To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for First Federal and the Peer Group. The relative fluctuations in the Bank’s net interest income to average assets ratio were considered to be similar to the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, First Federal was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding First Federal’s assets.
Summary
Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of First Federal. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS
Introduction
This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.
Appraisal Guidelines
The federal regulatory appraisal guidelines utilized by the FDIC and the DFI specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded thrifts is selected; (2) a financial and operational comparison of the converting thrift relative to the peer group is conducted to discern key differences, leading to valuation adjustments; and, (3) a valuation analysis in which the pro forma market value of the converting thrift is determined based on the market pricing of the peer group as of the date of the valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in First Federal’s operations and financial condition; (2) monitor First Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

stocks and First Federal’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including First Northwest Bancorp’s value, or First Northwest Bancorp’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of First Federal relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.	Financial Condition
The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

▪
Overall A/L Composition. In comparison to the Peer Group, the Bank’s IEA composition was slightly less favorable, reflecting a lower concentration of loans and a higher concentration of cash and investments, resulting in a lower earnings

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

capacity. In terms of funding liabilities, First Federal’s deposits were lower and borrowings were higher as a percent of assets compared to the Peer Group. Lending diversification into higher yielding types of loans (albeit higher risk loans) was more significant for the Peer Group, with such loans approximately 29% greater as a percent of assets than First Federal. Recent loan growth has occurred in the commercial real estate portfolio, and the relative unseasoned nature of this portfolio provides some additional risk. The lower investment in loans and lower investment in higher risk loans resulted in First Federal reporting a lower risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratio, as well as all of the Peer Group members. The Bank’s IEA composition also resulted in a lower yield earned on IEA. The Bank’s cost of IBL was slightly higher than the Peer Group’s cost of funds, indicative of the Bank’s higher level of borrowings compared to the Peer Group. As a percent of assets, First Federal maintained a higher level of IEA and a higher level of IBL, given the lower pre-conversion equity position of the Bank. The Bank’s IEA/IBL ratio of 109.7% was similar to the 109.3% ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be comparable to the Peer Group’s ratio. RP Financial concluded that A/L composition was a slight downward factor in the adjustment for financial condition.

▪
Credit Quality. First Federal’s ratio of NPAs/assets was similar to the comparable Peer Group median ratio, while the NPLs/Loans ratio was slightly higher. When excluding performing TDRs from the NPA/assets ratio, First Federal’s ratio was notably lower than the Peer Group median. Loan loss reserves as a percent of NPLs and NPAs were also similar for both. First Federal reported a higher ratio of loan loss reserves as a percent of loans. Net loan charge-offs as a percent of loans were also similar for both. As noted above, First Federal’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. In addition, the Bank’s loan portfolio composition was concentrated in lower risk residential assets, including MBS. Overall, RP Financial concluded that credit quality was a slightly positive factor in the adjustment for financial condition.

▪
Balance Sheet Liquidity. As of the valuation date, First Federal reported a higher level of cash and investment securities relative to the Peer Group, with the Bank’s investments concentrated in MBS, a majority of which are carried as AFS. Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into shorter term investment securities while the Bank’s portion of the proceeds will also be deployed into investments pending the longer term reinvestment into loans. The Bank’s future borrowing capacity was considered to be somewhat lower than the Peer Groups’, given the current level of borrowings currently utilized by the Bank in funding the asset base. Overall, RP Financial concluded that pro forma balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪
Funding Liabilities. First Federal’s IBL composition reflected a slightly lower concentration of deposits and higher use of borrowings relative to the comparable Peer Group ratios. In concert with this funding structure, First Federal’s cost of funds was somewhat higher than the Peer Group’s ratio. Total IBL as a percent of assets were higher for the Bank as compared to the Peer Group’s ratio due to the lower pre-conversion equity ratio maintained by the Bank. Following the stock offering, the increase in the Bank’s equity position will reduce the level of IBL funding the Bank’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

assets to a ratio that is in line with the Peer Group’s ratio. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

▪
Tangible Equity/ROE. First Federal currently operates with a lower tangible equity-to-assets ratio as compared to the Peer Group. Following the stock offering, First Federal’s pro forma tangible equity position is expected to exceed the Peer Group’s ratio, which will result in greater leverage potential. At the same time, the Bank’s more significant equity surplus will likely result in a lower ROE, an unattractive metric from an investor view. On balance, RP Financial concluded that the tangible equity position was a neutral factor in our adjustment for financial condition.

On balance, First Federal’s financial condition, taking into account the above factors, was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for this valuation adjustment.

2.	Profitability, Growth and Viability of Earnings
Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings, heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪
Reported Profitability. For the most recent 12 month period, First Federal reported net income of $2.9 million, or 0.38% of average assets, versus average and median profitability of 0.80% and 0.63% of average assets for the Peer Group. The Bank’s lower income in comparison to the Peer Group was attributable a lower level of net interest income (caused by low interest income), and lower non-interest income, which was partially offset by the Bank’s lower level of operating expenses. The Peer Group reported a slightly lower level of interest expense. Both rely to a similar extent on gains on sale of loans. A key difference between the Bank and the Peer Group is First Federal’s lower interest income ratio, a result of the lower loans/assets ratio, which is also evident in the Bank’s lower yield on earning assets and overall yield/cost spread. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s bottom line income, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company. The Bank’s level of NPAs will remain as a potential negative factor in future earnings as additional loan loss reserves may be incurred. However, the Peer Group can also be expected to experience losses related to problem assets. On balance, RP Financial concluded that the Bank’s reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪
Core Profitability. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of core profitability. First Federal operated with a lower net interest income ratio and a lower level of non-interest operating income, based on a comparison to the Peer Group averages and medians. The lower revenues were mitigated to a limited extent by the Bank’s lower operating expense ratio such that the Bank’s efficiency ratio was modestly less favorable than the Peer Group’s ratio. Loan loss provisions had a similar impact on the Bank’s earnings. The expected earnings benefits the Bank should realize from the redeployment of stock proceeds into IEA and leveraging of post-conversion equity will be somewhat negated by expenses associated with the stock benefit plans, as well as incremental costs associated with the growth oriented business plan. On balance we believe the Bank’s core profitability was a moderately negative factor in this valuation adjustment.

▪
Interest Rate Risk. Quarterly changes in the net interest income ratio for First Federal indicated a similar degree of volatility. Other measures of interest rate risk, such as tangible equity and the IEA/IBL ratio were less favorable than the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/IBL ratios that will exceed the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into IEA. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪
Credit Risk. Loan loss provisions were a similar factor in the Bank’s income statement over the most recent 12 month time period. In terms of future exposure to credit quality related losses, First Federal maintained a lower concentration of assets in loans and less lending diversification into higher credit risk loans. The Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio, as well as all the Peer Group member ratios. The NPAs/assets ratio was similar for the Bank compared to the Peer Group. Loss reserves were more favorable for the Bank in comparison to loans receivable, and similar in terms of NPAs and NPLs. Net loan charge-offs over the last 12 months as a percent of loans were also similar for both as a percent of loans. Overall, RP Financial concluded that credit risk was a slightly positive factor in the adjustment for profitability, growth and viability of earnings.

▪
Earnings Growth Potential. First Federal maintained a lower level of net interest income and lower interest rate spread as compared to the Peer Group. The Bank’s earnings growth potential is limited by the current low loans/assets ratio, which can only be reversed through substantial growth in the loan portfolio - a key part of the future operating strategy. However, the timing of such loan growth, and quality of such loans to be obtained, remains uncertain. In addition, the Bank’s primary market area reveals less favorable current demographic and economic data and future trends, which may limit future franchise growth and profitability. First Federal’s eventual success in transitioning to branch locations closer to the west side of Puget Sound also will determine future profitability growth. The infusion of stock proceeds will provide the Bank with greater leverage potential than the Peer Group. On balance, because of the limitation of the loans/assets ratio on earnings, we concluded that a moderate downward adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

▪
Return on Equity. Currently, the Bank’s trailing 12 month ROE on either a reported or core basis is lower than the Peer Group’s ROE. On a pro forma basis, immediately following the conversion the Bank’s earnings increase will be limited whereas the equity will increase considerably, thus resulting in a lower pro forma ROE relative to the Peer Group. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, First Federal’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was warranted for profitability, growth and viability of earnings.

3.	Asset Growth
First Federal’s assets increased at an annual rate of 0.3% during the most recent 12 month period, while the Peer Group’s assets increased by 4.2% over the same time period. Seven of the ten Peer Group companies reported increases in assets, with the highest growth of a peer member equal to 60.67% (due to a branch acquisition transaction completed by Eagle Bancorp). The recent minimal asset growth reported by First Federal is primarily the result of lower needs for additional funds given the current level of liquidity and overall loan demand. On a pro forma basis, First Federal’s tangible equity-to-assets ratio will exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. First Federal’s location on the Peninsula and the related small size and low growth rate of the population base implies a restricted growth capability. The Bank has begun a movement westward to higher population centers through the Kitsap County branch and the LPO in Whatcom County, and has stated the intention to open additional branch offices in the greater Seattle region. However, the timing and ability for the Bank to substantially expand the asset base following completion of the conversion and achieve a reasonably leveraged equity base is uncertain. On balance, we concluded that a slight downward adjustment was warranted for asset growth.

4.	Primary Market Area
The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. First Federal’s primary market area for loans and deposits is considered to be the North Olympic Peninsula and western regions of Washington where the Bank maintains its branch network and LPO. Within this market, the Bank faces significant competition for loans and deposits from both community based institutions and larger regional financial institutions, which provide a broader array of services and have significantly larger branch networks.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

However, the Peer Group companies by virtue of their relatively comparable size relative to First Federal also face numerous and/or large competitors.
Demographic and economic trends and characteristics in the Bank’s primary market area are relatively less favorable than the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population of Clallam County is lower than the median and significantly lower than the average primary market of the Peer Group. In addition, while the historical population growth rate in Clallam County was equal to the Peer Group average over the 2010-2013 period, the forecasted annual population growth rate for the Bank’s market at 0.3% is below the Peer Group’s projected average and median growth of 0.6% and 0.9% for the 2013 to 2018 period. Per capita income levels in Clallam County were 11% to 13% lower than the average and median of the Peer Group’s markets. As a percentage of the state average, Clallam County falls well below both the average and medians of the Peer Group. The deposit market share exhibited by the Bank in Clallam County was above the Peer Group average and median, however, indicative of the smaller market within which the Bank operates. Unemployment rates for the markets served by the Peer Group companies were more favorable than Clallam County.
The limited size of the Bank’s current market area in terms of population and economic base is an unfavorable comparison to the Peer Group companies. The Bank’s operations are relatively isolated on the North Olympic Peninsula region, given the separation from the Seattle metropolitan area caused by the Puget Sound and the Strait of Juan de Fuca. This factor substantially limits the sources for loans, both residential and commercial, which are the focus of future lending activities. In response, First Federal operates a branch in Kitsap County (Poulsbo) and an LPO in Whatcom County (Bellingham). Access to these locations and higher potential for loan sources is a key factor for future success. However, there remains significant uncertainty as to the timing and level of loan originations to be obtained in these new markets.
On balance, we concluded that a moderate downward adjustment was appropriate for the Bank’s market area.
5.    Dividends
At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
Nine of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.19% to 3.44%. The median dividend yield on the stocks of the Peer Group institutions was 1.63% as of February 14, 2014, representing a median payout ratio of 22.81% of earnings. Comparatively, as of February 14, 2014, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.72%.
The Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares
The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $41.7 million to $169.8 million as of February 14, 2013, with average and median market values of $77.9 million and $72.0 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.3 million to 22.5 million, with average and median shares outstanding of 8.1 million and 6.9 million, respectively. The Bank’s conversion offering at the midpoint is expected to provide for pro forma shares outstanding that will be somewhat higher than the average and median shares outstanding indicated for the Peer Group companies. Likewise, the market capitalization of the Bank at the midpoint of the offering range will be higher than the Peer Group average and median values. Like all of the Peer Group companies, the Company’s stock is expected to be quoted on NASDAQ following the conversion offering. Based on the above factors and the comparability of the anticipated trading market on NASDAQ, we concluded that no valuation adjustment was warranted for this factor.

7.	Marketing of the Issue
We believe that three separate markets exist for thrift stocks, including those coming to market such as First Federal’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and, (C) the acquisition market for thrift franchises in Washington. All of these markets were considered in the valuation of the Bank’s to-be-issued stock.
A.    The Public Market
The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
In terms of assessing general stock market conditions, the overall stock market has generally trended higher in recent quarters, although there has been some pullback in the market year-to-date. The rally in the broader stock market that started at the end of the second quarter of 2013 continued during the first half of July 2013, as the Dow Jones Industrial Average (“DJIA”) closed at multiple new highs in mid-July. Some favorable economic data and assurances from the Federal Reserve that it would continue its easy monetary policies were noteworthy factors that fueled the gains in the broader stock market. The broader stock market traded in a narrow range during the second half of July, as investors digested some mixed second quarter earnings reports and awaited fresh data on the economy. Economic data showing a pick-up in manufacturing activity and new unemployment claims hitting a five-year low propelled the DJIA to a new record high at the beginning of August. Following sluggish job growth reflected in the July employment report and lowered sales forecast by some retailers, stocks retreated heading into mid-August. The downward trend in stocks continued through the second half of August, with the DJIA hitting a two-month low in late-August. Ongoing worries about the tapering of economic stimulus by the Federal Reserve and the prospect of a military strike on Syria were noteworthy factors that contributed to the downturn. Some favorable economic reports, as well as subsiding investor concerns about Syria and the Federal Reserve scaling back its easy monetary policies, helped stocks to regain some upward momentum during the first half of September. Stocks reversed course and traded down to close out the third quarter, which was attributed to renewed fears over the Federal Reserve scaling back its

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

financial stimulus program and mounting concerns over the budget standoff in Washington.
Stocks fell broadly at the beginning of the fourth quarter of 2013, as investors weighed the consequences of the budget impasse in Washington and the possibility of an extended shutdown of the U.S. Government. Indications that lawmakers were nearing a deal to raise the federal debt ceiling and end the shutdown of the U.S. Government fueled a stock market rally heading into mid-October. A last minute comprise to raise the debt ceiling, which averted a default on the national debt and allowed for the re-opening of the U.S. Government sustained the positive trend in stocks through late-October. The DJIA closed at a record high in late-October, as weaker-than-expected job growth reflected in the September employment data and subdued inflation readings raised expectations that the Federal Reserve would stay the course on its easy money policies at its end of October meeting. An overall strong month for stocks closed with consecutive losses at the end of October, as investors who were expecting the Federal Reserve to downgrade its economic outlook were surprised that the Federal Reserve’s assessment of the economy was unchanged and, thereby, raised expectations that it could taper its stimulus efforts as early as its next policy meeting in December. Favorable reports on manufacturing and nonmanufacturing activity in October, along with comments from a Federal Reserve President suggesting that the Federal Reserve should wait for stronger evidence of economic momentum before tapering its bond-buying program, contributed to a rebound in stocks at the start of November. The DJIA closed at multiple record highs through mid-November, with a better-than-expected employment report for October and comments made by Federal Reserve Chairman nominee Janet Yellen during confirmation hearings that the Federal Reserve’s economic stimulus efforts would continue under her leadership contributed to the rally that included the DJIA closing above 16000 for the first time. Stocks edged higher in the final week of November, as positive macroeconomic news contributed to the gains. Stocks traded lower at the start of December 2013, as a number of favorable economic reports stoked concerns that the Federal Reserve would start to wind down its stimulus efforts in the near future. After five consecutive losses in the Dow Jones Industrial Average (“DJIA)”, the stock market rebounded on news of the strong employment report for November. The rebound was temporary, as stocks eased lower ahead of the Federal Reserve’s mid-December meeting. Stocks surged at the conclusion of the Federal Reserve’s meeting, as investors approved of the Federal Reserve’s action to begin measured paring of its $85 billion a-month bond buying program. The DJIA moved to record highs in late-December, as more favorable economic reports helped to sustain the stock market rally through the end of 2013. Overall, the DJIA was

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

up 30% during 2013, which was its strongest performance in 18 years.
Stocks retreated at the start of 2014, as profit taking and a disappointing employment report for December weighed on the broader stock market. Mixed fourth quarter earnings reports translated into an up and down stock market in mid-January. Concerns about weakening economies in emerging market countries precipitated a global stock market selloff heading into the second half of January, as the DJIA posted five consecutive losses. News that the Federal Reserve voted again to scale back its monthly bond buying program by another $10 billion, despite recent turmoil in emerging markets and soft jobs data, added to the selloff to close out January. A significant decline in January manufacturing activity drove stocks sharply lower at the start of February. Stocks rebounded heading into mid-February, as disappointing job growth reflected in the January employment report and congressional testimony by the new Federal Reserve Chairwoman eased investor concerns that the Federal Reserve would not continue on its current course of easy monetary policies. On February 14, 2014, the DJIA closed at 16154.39, an increase of 15.5% from one year ago and a decrease of 2.5% year-to-date, and the NASDAQ closed at 4244.03, an increase of 33.0% from one year ago and an increase of 1.6% year-to-date. The Standard & Poor’s 500 Index closed at 1838.63 on February 14, 2014, an increase of 21.0% from one year ago and a decrease of 0.5% year-to-date.
The market for thrift stocks has also generally shown a positive trend in recent quarters, while pulling back in early 2014. The rally in thrift stocks started at the end of the second quarter of 2013 gained momentum early in the third quarter of 2013, as June employment data showed job growth beating expectations. Financial shares led the broader stock market higher heading into the second half of July, as some large banks beat second quarter earnings estimates. Thrift stocks edged lower at the end of July, as investors took some profit following the extended run-up in thrift prices. Some favorable economic data boosted thrift shares at the beginning of August, which was followed by a downturn amid indications from the Federal Reserve that tapering of quantitative easing was becoming more likely. After trading in a narrow range through mid-August, financial shares sold-off in late-August on the threat of a military strike on Syria and a weak report on consumer spending. Thrift stocks rebounded along with the broader stock market during the first half of September, which was followed by a slight downturn on expectations that the Federal Reserve could begin tapering its monthly asset purchases at its next meeting and the looming threat of the budget impasse shutting down the U.S. government.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Thrift issues stabilized at the start of the fourth quarter of 2013 and then traded lower as the budget impasse in Washington continued into a second week. A deal to raise the federal debt ceiling and re-open the U.S. Government lifted thrift stocks and the broader stock market to healthy gains in mid-October. Third quarter earnings reports and signs of merger activity picking in the thrift sector boosted thrift shares in late-October, which was followed by a slight downturn at the end of October and into early-November as the Federal Reserve concluded its two day meeting by staying the course on quantitative easing and the benchmark interest rate. Thrift shares followed the broader stock market higher through mid-November, as the financial sector benefited from the better-than-expected employment report for October and a continuation of low interest rates. A larger-than-expected increase in a November consumer sentiment index and a decline in weekly jobless claims supported a modest gain for the thrift sector in late-November. Thrift issues generally followed trends in the broader stock market throughout December 2013, declining in early-December on the uncertain outlook for the Federal Reserve’s stimulus efforts and then rallying higher on the stronger-than-expected job growth reflected in the November employment data. After trading in a narrow range into mid-December, the rally in thrift issues resumed following the Federal Reserve’s mid-December meeting and announcement that it will begin to taper its bond buying. Thrift stocks participated in the broader stock market rally to close out 2013, with the SNL Index for all publicly-traded thrifts posting a gain of 25% for all of 2013.
Shares of thrift issues traded down at the start of 2014, as the 10-year Treasury yield approached 3.0% in early-January. Thrift stocks were also hurt by the disappointing employment report for December and then traded in a narrow range in mid-January, as investors reacted to mixed fourth quarter earnings reports coming out the banking sector at the start of the fourth quarter earnings season. Financial shares participated in the selloff experienced in the broader stock market during the second half of January and the first trading day of February. Janet Yellen’s debut congressional testimony as Federal Reserve Chairwoman helped to spark a rally in thrift stocks heading into mid-February, as she indicated that there no plans to change course from the Federal Reserve’s current monetary policies. On February 14, 2014, the SNL Index for all publicly-traded thrifts closed at 685.1, an increase of 16.1% from one year ago and a decrease of 3.0% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

B.    The New Issue Market
In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
As shown in Table 4.1, two standard conversions and one second-step conversion have been completed during the past three months. The standard conversion offerings are considered to be more relevant for First Federal’s pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 63.6%. On average, the two standard conversion offerings reflected price appreciation of 5.0% after the first week of trading. As of February 14, 2014, the two recent standard conversion offerings reflected a 2.2% increase in price on average.
Shown in Table 4.2 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ, one of which was a second-step offering. The current P/TB ratio of the fully-converted recent conversions equaled 79.51%, based on closing stock prices as of February 14, 2014.
C. The Acquisition Market
Also considered in the valuation was the potential impact on First Federal’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Washington. As shown in Exhibit IV-4, there were five thrift acquisitions completed from the

RP® Financial, LC.	PEER GROUP ANALYSIS
IV. 14

Table 4.1
Pricing Characteristics and After-Market Trends
Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(3)	Chge	Month(4)	Chge	2/14/14	Chge
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Edgewater Bancorp, Inc. - MI	1/17/14	EGDW-OTCBB	$200	8.15%	3.84%	33%	$6.7	100%	86%	19.5%	N.A	N.A.	8.0%	4.0%	10.0%	13.5%	0.00%	55.0%	NM	5.5%	-1.4%	10.0%	-13.1%	$10.00	$10.00	0.0%	$10.25	2.5%	$10.25	2.5%	$10.25	2.5%
Coastway Bancorp, Inc. - RI*	1/15/14	CWAY-NASDAQ	$381	7.24%	2.16%	25%	$49.5	100%	132%	3.2%	C/S	$300K/2.5%	8.0%	4.0%	10.0%	1.8%	0.00%	72.1%	114.2x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.92	9.2%	$10.75	7.5%	$10.19	1.9%	$10.19	1.9%

		Averages - Standard Conversions:	$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%	63.6%	#####	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%
		Medians - Standard Conversions:	$290	7.70%	3.00%	29%	$28.1	100%	109%	11.3%	N.A.	N.A.	8.0%	4.0%	10.0%	7.6%	0.00%	63.6%	#####	8.6%	-0.6%	13.1%	-6.2%	$10.00	$10.46	4.6%	$10.50	5.0%	$10.22	2.2%	$10.22	2.2%

Second Step Conversions
Waterstone Financial, Inc. - WI*	1/23/14	WSBF-NASDAQ	$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	80.7%	23.05	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%

		Averages - Second Step Conversions:	$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	80.7%	23.1x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%
		Medians - Second Step Conversions:	$1,598	13.32%	5.04%	43%	$344.1	74%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	80.7%	23.1x	19.0%	0.8%	23.5%	3.5%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.60	6.0%	$10.60	6.0%

		Averages - All Conversions:	$726	9.57%	3.68%	34%	$133.4	91%	111%	8.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.4%	0.00%	69.3%	68.6x	12.1%	-0.1%	16.6%	-3.0%	$10.00	$10.53	5.3%	$10.53	5.3%	$10.35	3.5%	$10.35	3.5%
		Medians - All Conversions:	$381	8.15%	3.84%	33%	$49.5	100%	115%	3.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.8%	0.00%	72.1%	68.6x	11.7%	0.1%	16.3%	0.6%	$10.00	$10.66	6.6%	$10.58	5.8%	$10.25	2.5%	$10.25	2.5%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.				(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.				(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.				(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.				(8) Former credit union.																										February 14, 2014

RP® Financial, LC.	PEER GROUP ANALYSIS
IV. 15

Table 4.2
Market Pricing Comparatives
As of February 14, 2014

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Non-MHC Public Companies			16.31	334.56	0.35	14.68	19.88	108.21	14.36	117.16	21.53	0.23	1.52	25.36	2,530	13.29	12.64	2.59	0.49	3.78	0.24	1.68
Converted Last 3 Months (No MHC)			10.40	207.54	0.26	13.14	12.05	79.44	16.05	79.51	24.65	0.00	0.00	0.00	1,117	19.93	19.91	6.63	0.85	12.96	0.46	6.33

Converted Last 3 Months (No MHC)
CWAY	Coastway Bncp, Inc.	RI	10.19	50.43	0.09	13.87	NM	73.47	11.96	73.47	NM	0.00	0.00	0.00	422	16.28	16.28	NA	0.04	NM	0.11	NM
WSBF	Waterstone Financial Inc.	WI	10.60	364.64	0.43	12.41	12.05	85.41	20.13	85.55	24.65	0.00	0.00	0.00	1,812	23.57	23.53	6.63	1.67	12.96	0.82	6.33

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3) Indicated 12 month dividend, based on last quarterly dividend declared.
(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

beginning of 2000 through February 14, 2014, and there are currently no acquisitions pending of a Washington savings institution. Additionally, there were 41 acquisitions of commercial banks in Washington over the corresponding timeframe. The recent acquisition activity may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence First Northwest Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in First Federal’s stock would tend to be less, compared to the stocks of the Peer Group companies.
* * * * * * * * * * *
In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for standard conversions and the acquisition market. Taking these factors and trends into account, RP Financial concluded that no valuation adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8.    Management
The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Although most of the senior management positions are recently filled, several of the managers had prior positions at First Federal, or have extensive experience at other financial institutions. Exhibit IV-5 provides summary resumes of the First Federal’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in pursuing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.
Overall, the returns, equity positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

9.    Effect of Government Regulation and Regulatory Reform
In summary, as a fully-converted regulated institution, First Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:
Table 4.3
First Federal Savings and Loan Association of Port Angeles
Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
In applying the accepted valuation methodology utilized by the FDIC and the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for the foundation, reinvestment rate, effective tax rate, stock benefit plan assumptions, and expenses (summarized in Exhibits IV-7 and IV-8).
In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

RP Financial’s valuation placed an emphasis on the following:

•
P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•
P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•
P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding, excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.
Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 14, 2014, the aggregate pro forma market value of First Northwest Bancorp’s conversion stock, inclusive of the shares issued to the Foundation, equaled $96.8 million at the midpoint, equal to 9,680,000 shares at $10.00 per share. The $10.00 per share price was determined by the First Federal Board. Before factoring

RP® Financial, LC.	PEER GROUP ANALYSIS
III.19

in the shares issued to the Foundation, the size of the offering at the midpoint value is equal to $90.0 million, or 9,000,000 shares.
1.Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank reported net income of $2.909 million for the 12 months ended December 31, 2013. In deriving First Federal’s core earnings, the adjustments made to reported earnings were to eliminate losses on the sale of investment securities ($68,000). We chose not to exclude gains on the sale of loans ($1.2 million), as this is a recurring event for the Bank. As shown in the table below, on a tax-effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $2.954 million for the 12 months ended December 31, 2013.
Table 4.4
First Federal Savings and Loan Association of Port Angeles
Derivation of Core Earnings

Amount
($000)

Net Income(Loss)	$2,909
Addback: Loss on Sale of Investment Securities	68
Tax Effect (1)	(23)
Core Earnings Estimate	$2,954

(1) Tax effected at 34.0%.
Based on the Bank’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $96.8 million midpoint value equaled 39.92 times and 39.19 times, respectively, indicating premiums of 162.6% and 144.0%, relative to the Peer Group’s average reported and core earnings multiples of 15.20 times and 16.06 times (see Table 4.5). In comparison to the Peer Group’s median reported and core earnings multiples of 16.01 times and 17.20 times, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.20

Table 4.5
Public Market Pricing Versus Peer Group
First Northwest Bancorp
As of February 14, 2014

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
First Northwest Bancorp
Supermaximum			$10.00	$128.15	$0.18	$14.29	56.34x	69.98%	14.40%	69.98%	55.25x	$0.00	0.00%	0.00%	$890	20.57%	20.57%	2.09%	0.26%	1.24%	0.26%	1.27%
Maximum			$10.00	$111.38	$0.22	$15.19	47.30x	65.83%	12.71%	65.83%	46.41x	$0.00	0.00%	0.00%	$876	19.32%	19.32%	2.12%	0.27%	1.39%	0.27%	1.42%
Midpoint			$10.00	$96.80	$0.26	$16.24	39.92x	61.58%	11.20%	61.58%	39.19x	$0.00	0.00%	0.00%	$864	18.20%	18.20%	2.15%	0.28%	1.54%	0.28%	1.57%
Minimum			$10.00	$82.22	$0.31	$17.66	32.95x	56.63%	9.65%	56.63%	32.37x	$0.00	0.00%	0.00%	$852	17.05%	17.05%	2.18%	0.29%	1.72%	0.29%	1.75%

All Non-MHC Public Companies(6)
Averages			$16.51	$344.10	$0.82	$15.47	17.42x	104.92%	13.36%	113.87%	18.14x	$0.29	1.72%	47.73%	$2,478	13.23%	12.34%	3.00%	0.55%	4.13%	0.51%	4.01%
Median			$15.05	$94.66	$0.67	$14.91	16.28x	96.11%	12.34%	102.39%	17.20x	$0.24	1.48%	42.53%	$771	12.29%	11.57%	2.26%	0.63%	4.68%	0.60%	4.34%

All Non-MHC State of WA(6)
Averages			$13.12	$116.84	$0.79	$13.96	13.76x	94.72%	12.15%	104.25%	14.30x	$0.16	0.69%	18.45%	$1,055	12.98%	12.31%	5.05%	0.93%	6.29%	0.92%	6.33%
Medians			$14.13	$78.94	$0.85	$14.61	13.07x	93.76%	11.46%	99.88%	14.07x	$0.16	0.59%	19.16%	$766	12.10%	11.74%	5.35%	0.75%	5.92%	0.77%	5.70%

Comparable Group
Averages			$12.54	$77.93	$0.85	$14.17	15.20x	89.96%	11.05%	101.53%	16.06x	$0.24	1.86%	42.66%	$713	12.57%	11.57%	3.02%	0.82%	5.80%	0.80%	5.65%
Medians			$11.03	$72.02	$0.68	$12.75	16.01x	89.89%	10.45%	98.58%	17.20x	$0.22	1.63%	22.81%	$667	11.69%	10.43%	2.25%	0.63%	5.40%	0.62%	5.24%

State of WA(6)
RVSB	Riverview Bancorp Inc.	WA	$3.45	$77.53	$0.20	$3.62	17.25x	95.40%	9.64%	139.29%	17.44x	$0.00	0.00%	NM	$805	10.15%	7.20%	4.48%	0.56%	5.42%	0.55%	5.44%
FFNW	First Financial Northwest Inc	WA	$10.36	$169.82	$1.48	$11.25	7.05x	92.12%	18.44%	92.12%	7.02x	$0.16	1.54%	8.16%	$921	20.02%	20.02%	8.21%	2.71%	13.10%	2.72%	13.15%
TSBK	Timberland Bancorp Inc.	WA	$11.40	$80.35	$0.51	$11.22	20.00x	101.59%	11.04%	109.54%	22.38x	$0.16	1.40%	22.81%	$728	10.86%	10.16%	6.45%	0.63%	5.19%	0.61%	5.00%
FSBW	FS Bancorp Inc.	WA	$16.86	$54.63	$1.20	$19.23	13.07x	87.67%	13.03%	87.67%	14.07x	$0.20	1.19%	15.50%	$419	14.87%	14.87%	0.95%	1.01%	6.42%	0.94%	5.97%
ANCB	Anchor Bancorp	WA	$18.25	$46.54	($0.40)	$20.45	NM	89.22%	11.89%	89.22%	NM	$0.00	0.00%	NM	$391	13.33%	13.33%	6.22%	-0.23%	-1.93%	-0.22%	-1.87%
HMST	HomeStreet Inc.	WA	$18.39	$272.17	$1.73	$17.97	11.42x	102.35%	8.88%	107.64%	10.62x	$0.44	0.00%	27.33%	$3,066	8.67%	8.28%	4.00%	0.88%	9.56%	0.94%	10.28%

Comparable Group
FFNW	First Financial Northwest Inc	WA	$10.36	$169.82	$1.48	$11.25	7.05x	92.12%	18.44%	92.12%	7.02x	$0.16	1.54%	8.16%	$921	20.02%	20.02%	8.21%	2.71%	13.10%	2.72%	13.15%
FSBW	FS Bancorp Inc.	WA	$16.86	$54.63	$1.20	$19.23	13.07x	87.67%	13.03%	87.67%	14.07x	$0.20	1.19%	15.50%	$419	14.87%	14.87%	0.95%	1.01%	6.42%	0.94%	5.97%
TSBK	Timberland Bancorp Inc.	WA	$11.40	$80.35	$0.51	$11.22	20.00x	101.59%	11.04%	109.54%	22.38x	$0.16	1.40%	22.81%	$728	10.86%	10.16%	6.45%	0.63%	5.19%	0.61%	5.00%
RVSB	Riverview Bancorp Inc.	WA	$3.45	$77.53	$0.20	$3.62	17.25x	95.40%	9.64%	139.29%	17.44x	$0.00	0.00%	NM	$805	10.15%	7.20%	4.48%	0.56%	5.42%	0.55%	5.44%
EBMT	Eagle Bancorp Montana, Inc.	MT	$10.65	$41.73	$0.57	$12.19	15.43x	87.38%	8.08%	104.61%	18.60x	$0.29	2.72%	42.03%	$516	9.25%	7.84%	0.25%	0.53%	5.38%	0.44%	4.46%
HFFC	HF Financial Corp.	SD	$13.45	$94.89	$0.78	$13.85	16.01x	97.13%	7.56%	102.24%	17.20x	$0.45	3.35%	53.57%	$1,254	7.79%	7.43%	1.81%	0.48%	6.06%	0.45%	5.64%
FCLF	First Clover Leaf Fin Corp.	IL	$9.09	$63.72	$0.53	$10.49	16.84x	86.69%	9.85%	103.14%	17.07x	$0.24	2.64%	44.44%	$647	11.37%	9.73%	2.22%	0.66%	5.11%	0.65%	5.03%
FSFG	First Savings Financial Group	IN	$23.25	$52.59	$2.10	$28.88	11.63x	80.51%	7.85%	94.92%	11.07x	$0.40	1.72%	20.00%	$687	12.00%	10.71%	2.29%	0.71%	5.64%	0.75%	5.91%
CHEV	Cheviot Financial	OH	$10.45	$71.42	$0.25	$13.30	NM	78.55%	12.17%	89.19%	NM	$0.36	3.44%	171.43%	$587	15.49%	13.90%	2.60%	0.24%	1.46%	0.29%	1.77%
IROQ	IF Bancorp Inc.	IL	$16.40	$72.61	$0.83	$17.71	19.52x	92.62%	12.87%	92.62%	19.70x	$0.10	0.61%	5.95%	$568	13.89%	13.89%	0.97%	0.64%	4.22%	0.63%	4.18%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3) Indicated 12 month dividend, based on last quarterly dividend declared.
(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2014 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.21

149.3% and 127.9%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum, as adjusted equaled 32.95 times and 56.34 times, and based on core earnings at the minimum and the maximum, as adjusted equaled 32.37 times and 55.25 times, respectively.
2.    Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $96.8 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 61.58%, respectively (see Table 4.5). In comparison to the average P/B and P/TB ratios for the Peer Group of 89.96% and 101.53%, the Bank’s ratios reflected a discount of 31.6% on a P/B basis and a discount of 39.4% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 89.89% and 98.58%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 31.5% and 37.5%, respectively. At the top of the super range or supermaximum, the Bank’s P/B and P/TB ratios both equaled 69.98%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 22.2% and 31.1%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 22.2% and 29.0%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in consideration of the Bank’s higher pro forma equity ratio and in consideration of the trading of recent standard conversions.
3.    Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $96.8 million midpoint of the valuation range, the Bank’s value equaled 11.20% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.05%, which implies a premium of 1.4% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.45%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 7.2%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.22

Comparison to Recent Offerings
As indicated at the beginning of this section, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).
As discussed previously, three standard conversion offerings were completed during the past three months. In comparison to the 63.60% average closing forma P/TB ratio of the two recent standard conversions, the Bank’s P/TB ratio of 61.58% at the midpoint value reflects an implied discount of 3.18%. At the top of the super range, the Bank’s P/TB ratio of 69.98% reflects an implied premium of 10.03% relative to the recent standard conversions average P/TB ratio at closing. The current P/TB ratio of the only recent standard conversion that is publicly-traded (Coastway Bancorp) equaled 73.47%, based on closing stock prices as of February 14, 2014. In comparison to the current P/TB ratio of Coastway Bancorp, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 16.2% and at the top of the super range reflects an implied discount of 4.8%.
Valuation Conclusion
Based on the foregoing, it is our opinion that, as of February 14, 2014, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and including the contribution to the Foundation is $96,800,000 at the midpoint, equal to 9,680,000 shares at $10.00 per share. The resulting range of value and pro forma shares are based on $10.00 per share and includes the contribution to the Foundation, which is set forth in the table on the following page. The Foundation will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by the Company in the offering.
Based on the pro forma valuation, the number of shares of common stock offered for sale will range from a minimum of 7,650,000 shares to a maximum of 10,350,000 shares, with a midpoint offering of 9,000,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $76,500,000 to a maximum of $103,500,000 with a midpoint of $70,000,000. If market conditions warrant, the number of

RP® Financial, LC.	PEER GROUP ANALYSIS
III.23

shares offered can be increased to an adjusted maximum or supermaximum of 11,902,500 shares (equal to an offering of $119,025,000 at the offering price of $10.00 per share. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8.

First Northwest Bancorp
Standard Conversion Offering @ $90.0 Million Midpoint

		Offering		Foundation
	Total Shares	Shares		Shares
Shares
Supermaximum	12,814,700	11,902,500	#	912,200
Maximum	11,138,000	10,350,000	#	788,000
Midpoint	9,680,000	9,000,000	#	680,000
Minimum	8,222,000	7,650,000	#	572,000

Distribution of Shares
Supermaximum	100.00%	92.88%		7.12%
Maximum	100.00%	92.93%		7.07%
Midpoint	100.00%	92.98%		7.02%
Minimum	100.00%	93.04%		6.96%

Aggregate Market Value(1)
Supermaximum	$128,147,000	$119,025,000		$9,122,000
Maximum	111,380,000	103,500,000		7,880,000
Midpoint	96,800,000	90,000,000		6,800,000
Minimum	82,220,000	76,500,000		5,720,000

(1) Based on offering price of $10.00 per share.